EXHIBIT 4.1

                              U.S. $1,000,000,000

                          REVOLVING CREDIT AGREEMENT
                           DATED AS OF JULY 1, 1993

                             AMENDED AND RESTATED
                            AS OF DECEMBER 17, 1996

                                 By And Among

                          CARNIVAL CRUISE LINES, INC.
                                 now known as
                             CARNIVAL CORPORATION,
                                 as Borrower,

                                      and
                                CITIBANK, N.A.,
                                 as Agent,

              CIBC, INC., FIRST UNION NATIONAL BANK OF FLORIDA,
                   THE FUJI BANK, LIMITED, NEW YORK BRANCH,
                             ROYAL BANK OF CANADA,
                                 as Managing Agents,

                             BARNETT BANK, N.A.,
              THE DAI-ICHI KANGYO BANK, LIMITED, ATLANTA AGENCY,
                THE INDUSTRIAL BANK OF JAPAN, LIMITED, ATLANTA
          AGENCY, THE BANK OF TOKYO-MITSUBISHI, LTD.-ATLANTA AGENCY,
             NATIONSBANK, N.A. (SOUTH), THE SAKURA BANK, LIMITED,
                ATLANTA AGENCY AND THE SUMITOMO BANK, LIMITED,
                                 as Co-Agents,

                                      and
        CITIBANK, N.A., BANCA DI ROMA - HOUSTON AGENCY, BANK OF HAWAII,
                 THE BANK OF NOVA SCOTIA, BARNETT BANK, N.A.,
                 CIBC, INC., CREDIT LYONNAIS, ATLANTA AGENCY,
           THE DAI-ICHI KANGYO BANK, LIMITED, ATLANTA AGENCY, FIRST
       UNION NATIONAL BANK OF FLORIDA, THE FUJI BANK, LIMITED, NEW YORK
        BRANCH, THE INDUSTRIAL BANK OF JAPAN, LIMITED, ATLANTA AGENCY,
                  LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE,
              THE BANK OF TOKYO-MITSUBISHI, LTD.-ATLANTA AGENCY,
                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
           NATIONAL WESTMINSTER BANK PLC, NATIONSBANK, N.A. (SOUTH),
                 NORTHERN TRUST COMPANY, ROYAL BANK OF CANADA,
                  THE SAKURA BANK, LIMITED, ATLANTA AGENCY,
                   THE SANWA BANK LIMITED, ATLANTA AGENCY,
           THE SUMITOMO BANK, LIMITED, SUNTRUST BANK, MIAMI, N.A.,
                    UNITED STATES NATIONAL BANK OF OREGON,
           THE YASUDA TRUST AND BANKING COMPANY, LIMITED, as Banks.
                               Table of Contents


                                                                         Page


PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

PRELIMINARY STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 2

   Section 1.01   Definitions. . . . . . . . . . . . . . . . . . . . . . . . 2

   Section 1.02   Accounting Terms . . . . . . . . . . . . . . . . . . . . .14

   Section 1.03   Governing Language . . . . . . . . . . . . . . . . . . . .14

   Section 1.04   Computation of Time Periods. . . . . . . . . . . . . . . .14

ARTICLE II   AMOUNTS AND TERMS OF THE ADVANCES . . . . . . . . . . . . . . .14

   Section 2.01   The A Advances . . . . . . . . . . . . . . . . . . . . . .14

   Section 2.02   Making the A Advances. . . . . . . . . . . . . . . . . . .15

   Section 2.03   The B Advances . . . . . . . . . . . . . . . . . . . . . .16

   Section 2.04   General Provisions . . . . . . . . . . . . . . . . . . . .19

   Section 2.05   Interest and Default Interest. . . . . . . . . . . . . . .20

   Section 2.06   Prepayments. . . . . . . . . . . . . . . . . . . . . . . .24

   Section 2.07   Increased Costs; Additional Interest . . . . . . . . . . .25

   Section 2.08   Payments and Computations. . . . . . . . . . . . . . . . .26

   Section 2.09   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .27

   Section 2.10   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .30

   Section 2.11   Borrower's Termination of Commitments. . . . . . . . . . .31

   Section 2.12   Borrower's Increase of Commitments . . . . . . . . . . . .32

ARTICLE III CONDITIONS OF LENDING. . . . . . . . . . . . . . . . . . . . . .35

   Section 3.01   Conditions Precedent to Initial Advances
                  to be Made On or After December 17, 1996 . . . . . . . . .35

   Section 3.02   Conditions Precedent to Each A Borrowing . . . . . . . . .36

   Section 3.03   Conditions Precedent to Each B Borrowing . . . . . . . . .37

ARTICLE IV REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . .37

   Section 4.01   Representations and Warranties of
                  the Borrower . . . . . . . . . . . . . . . . . . . . . . .37

        (a)  Due Existence; Compliance . . . . . . . . . . . . . . . . . . .38

        (b)  Corporate Authorities; No Conflicts . . . . . . . . . . . . . .38

        (c)  Government Approvals and Authorizations . . . . . . . . . . . .38

        (d)  Legal, Valid and Binding. . . . . . . . . . . . . . . . . . . .38

        (e)  Financial Information . . . . . . . . . . . . . . . . . . . . .39

        (f)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .39

        (g)  Immunities. . . . . . . . . . . . . . . . . . . . . . . . . . .39

        (h)  No Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .39

        (i)  No Filing . . . . . . . . . . . . . . . . . . . . . . . . . . .40

        (j)  No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . .40

        (k)  Margin Regulations. . . . . . . . . . . . . . . . . . . . . . .40

        (l)  Investment Company Act. . . . . . . . . . . . . . . . . . . . .40

        (m)  Taxes Paid. . . . . . . . . . . . . . . . . . . . . . . . . . .40

        (n)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .41

        (o)  Good Title. . . . . . . . . . . . . . . . . . . . . . . . . . .41

        (p)  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

ARTICLE V    COVENANTS OF THE BORROWER.. . . . . . . . . . . . . . . . . . .42

   Section 5.01   Affirmative Covenants. . . . . . . . . . . . . . . . . . .42

        (a)  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . .42

        (b)  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .42

        (c)  Financial Information; Defaults . . . . . . . . . . . . . . . .42

        (d)  Financial Covenants . . . . . . . . . . . . . . . . . . . . . .45

        (e)  Corporate Existence, Mergers. . . . . . . . . . . . . . . . . .45

        (f)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .46

        (g)  Actions Respecting Certain Excess Sale Proceeds . . . . . . . .46

        (h)  Further Assurances. . . . . . . . . . . . . . . . . . . . . . .46

   Section 5.02   Negative Covenants . . . . . . . . . . . . . . . . . . . .46

        (a)  Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . .47

        (b)  Limitation on Payment Restrictions
             Affecting Subsidiaries. . . . . . . . . . . . . . . . . . . . .47

        (c)  Transactions with Officers, Directors
             and Shareholders. . . . . . . . . . . . . . . . . . . . . . . .47

        (d)  Compliance with ERISA . . . . . . . . . . . . . . . . . . . . .47

        (e)  Investment Company. . . . . . . . . . . . . . . . . . . . . . .48

        (f)  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48

        (g)  Organizational Documents. . . . . . . . . . . . . . . . . . . .48

ARTICLE VI  DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .48

   Section 6.01   Events of Default. . . . . . . . . . . . . . . . . . . . .48

ARTICLE VII RELATION OF LENDERS; ASSIGNMENTS, DESIGNATIONS
             AND PARTICIPATIONS. . . . . . . . . . . . . . . . . . . . . . .51

   Section 7.01   Lenders and Agent. . . . . . . . . . . . . . . . . . . . .51

   Section 7.02   Pro Rata Sharing . . . . . . . . . . . . . . . . . . . . .51

   Section 7.03   Setoff . . . . . . . . . . . . . . . . . . . . . . . . . .51

   Section 7.04   Approvals. . . . . . . . . . . . . . . . . . . . . . . . .52

   Section 7.05   Exculpation. . . . . . . . . . . . . . . . . . . . . . . .52

   Section 7.06   Indemnification. . . . . . . . . . . . . . . . . . . . . .53

   Section 7.07   Agent as Lender. . . . . . . . . . . . . . . . . . . . . .53

   Section 7.08   Notice of Transfer; Resignation;
                  Successor Agent. . . . . . . . . . . . . . . . . . . . . .53

   Section 7.09   Credit Decision; Not Trustee . . . . . . . . . . . . . . .54

   Section 7.10   Assignments, Designations and Participation. . . . . . . .54

   Section 7.11   Managing Agent; Co-Agent . . . . . . . . . . . . . . . . .59


ARTICLE VIII MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .60

   Section 8.01   Amendments . . . . . . . . . . . . . . . . . . . . . . . .60

   Section 8.02   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .60

   Section 8.03   No Waiver; Remedies. . . . . . . . . . . . . . . . . . . .60

   Section 8.04   Costs, Expenses, Fees and Indemnities. . . . . . . . . . .60

   Section 8.05   [Reserved] . . . . . . . . . . . . . . . . . . . . . . . .61

   Section 8.06   Judgment . . . . . . . . . . . . . . . . . . . . . . . . .62

   Section 8.07   Consent to Jurisdiction; Waiver
                  of Immunities. . . . . . . . . . . . . . . . . . . . . . .62

   Section 8.08   Binding Effect; Merger; Severability;
                  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . .63

   Section 8.09   Counterparts . . . . . . . . . . . . . . . . . . . . . . .64

   Section 8.10   WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . .64



TESTIMONIUM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65


Schedule I   -    List of Applicable Lending Offices

Schedule II  -    Outstanding Principal Balance of A Advances
                  as of December 17, 1996

Exhibit A-1  -    Form of Series A Note

Exhibit A-2  -    Form of Series B Note

Exhibit B-1  -    Form of Notice of Series A Borrowing

Exhibit B-2  -    Form of Notice of Series B Borrowing

Exhibit C    -    Form of Assignment and Acceptance

Exhibit D    -    Form of Designation Agreement

Exhibit E-1  -    Form of Opinion of General Counsel of the Borrower

Exhibit E-2  -    Form of Opinion of Special Panamanian Counsel to the
                  Borrower

Exhibit F    -    Form of Assumption Agreement
                             AMENDED AND RESTATED
                          REVOLVING CREDIT AGREEMENT


        This Revolving Credit Agreement, dated as of July 1, 1993, amended and restated as of December 17, 1996, is made and entered into by and among CARNIVAL CRUISE LINES, INC. now known as CARNIVAL CORPORATION (the "Borrower"), a corporation organized and existing under the laws of The Republic of Panama ("Panama"), and CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America ("United States" or "U.S."), and each of the other banks or other institutions whose names may appear on the signature pages of this Agreement (each a "Bank" and, collectively, the "Banks") or, if applicable, in the Register for whom Citibank, N.A., subject to Article VII of this Agreement, acts as Agent, and subject to Section 7.11 of this Credit Agreement as hereby amended and restated, each of those certain Banks named in the cover page hereof acts as Managing Agent and each of those certain other Banks named in the cover page hereof acts as Co-Agent. Capitalized terms not otherwise herein defined shall have the respective meanings set forth below in Section 1.01.


                            PRELIMINARY STATEMENTS


        (1) The Borrower, the Agent and the Lenders therein named have executed and delivered the Revolving Credit Agreement dated as of July 1, 1993 and Amendment No. 1 thereto dated as of June 15, 1994, and the Revolving Credit Agreement dated as of July 1, 1993, amended and restated as of December 5, 1995, and Advances have been made.

        (2) The Borrower desires to borrow from the Lenders upon the terms and conditions set forth herein.

        (3) The Lenders have agreed severally, but not jointly, each for the aggregate amount and in the percentage interest (as to each Lender, the "Percentage Interest") set forth opposite each Lender's name and signature, below, or if applicable, in any relevant amendment hereto, or, if applicable, in the Register, to provide credits upon the terms and conditions set forth herein.

        (4) The Borrower has requested and the Agent and the Lenders have agreed, upon the terms and conditions of this Agreement, to extend the Termination Date from December 5, 2000 to December 17, 2001, to increase the aggregate Commitment of the Lenders from Seven Hundred Fifty Million Dollars ($750,000,000) to One Billion Dollars ($1,000,000,000), to provide for future increases of the Commitment up to a total amount of One Billion Five Hundred Million Dollars ($1,500,000,000), to reallocate the Commitment among the Lenders, and to make certain other amendments to this Agreement. In connection with this Agreement as hereby amended and restated, inter alia, the outstanding Series A Notes of the Borrower will be exchanged for Series A Notes issued in the form of the Exhibit A-1 to this Agreement as amended and restated, reflecting the Commitment of the Lenders as herein provided, and the outstanding Series B Notes of the Borrower will be exchanged for Series B Notes reflecting the aggregate Commitment of the Lenders as herein provided, and issued to each Lender in the form of Exhibit A-2 to this Agreement as amended and restated.

        (5) The outstanding principal balance of A Advances owing each Lender as of December 17, 1996, more particularly described in Schedule II hereto made a part hereof, shall be prepaid in full not later than the first Interest Payment Date of such A Advances falling after December 17, 1996.

        (6) The Lenders have requested the Agent, and the Agent has agreed, to act on behalf of the Lenders in accordance with the terms and conditions set forth herein.

        Now, therefore, the Borrower, the Lenders and the Agent hereby agree among themselves as follows:


                                   ARTICLE I

                                  DEFINITIONS

        SECTION 1.01. Definitions. As used in this Agreement, each of the following terms shall have the respective meaning set forth below (such meanings, unless otherwise indicated, to apply to both the singular and plural forms of the terms defined):

        "Advance" means an A Advance or a B Advance.

        "A Advance" means an advance by a Lender to the Borrower as part of an A Borrowing and refers to a Base Rate Advance or a LIBOR Rate Advance, each of which shall be a "Type" of A Advance.

        "A Borrowing" means a borrowing consisting of simultaneous A Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

        "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities having voting power for the election of directors of such Person, or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

        "Agent" shall mean Citibank, N.A., and any successor agent under this Agreement.

        "Agreement" means this Agreement, as it may be amended, supplemented or otherwise modified from time to time.

        "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, and such Lender's Eurodollar Lending Office in the case of a LIBOR Rate Advance and, in the case of a B Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such B Advance.

        "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

        "Assuming Bank" means, at any time, an Eligible Assignee not at such time a Lender hereunder pursuant to Section 2.12.

        "Assumption Agreement" means an agreement in substantially the form of Exhibit F hereto by which an institution agrees to become a Lender party to this Agreement pursuant to Section 2.12 by agreeing to be bound by all obligations of a Lender hereunder.

        "B Advance" means an advance by a Lender to the Borrower as part of a B Borrowing resulting from the auction bidding procedure described in
Section 2.03.

        "B Borrowing" means a borrowing consisting of simultaneous B Advances from each of the Lenders whose offer to make one or more B Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

        "B Reduction" has the meaning specified in Section 2.01.

        "Base Rate" means, for any Interest Period or any other period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

        (a) the rate of interest announced publicly by Citibank, N.A., in New York, New York, from time to time, as its base rate;

        (b) a rate equal to 1/2 of one percent per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average determined weekly on each Monday (or if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A., on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A., from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., in either case adjusted to the nearest 1/4 of one percent, or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; or

        (c) a rate equal to 1/2 of one percent per annum above the then current Federal Funds Rate.

        "Base Rate Advance" means an A Advance or a B Advance which bears interest at the Base Rate.

        "Borrowing" means an A Borrowing or a B Borrowing.

        "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized by law to close in New York, New York, London, England or in the city where the Lending Office is located.

        "Capital Expenditures" mean the aggregate of all expenditures (including that portion of leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries (or on the balance sheet of any unconsolidated Subsidiary) and capitalized interest) by the Borrower and its Subsidiaries that, in conformity with GAAP, should be, have been or should have been included in the property, plant or equipment reflected in a consolidated balance sheet of the Borrower and its Subsidiaries.

        "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of the Borrower or a Subsidiary of the Borrower, any such lease under which the Borrower or such Subsidiary is the lessor.

        "Closing Date" means the day, but not later than July 1, 1993, on which the respective parties hereto shall have executed and delivered this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "Commitment" means the obligation of each Lender to lend the amount set forth in Section 2.01 hereof, as such amount may be reduced or increased from time to time pursuant to this Agreement.

        "Commitment Date" has the meaning specified in Section 2.12.

        "Commitment Increase" has the meaning specified in Section 2.12.

        "Consolidated Cash Flow" means, in conformity with GAAP, net cash from operations, as shown in the consolidated statements of cash flows of the Borrower and its Subsidiaries excluding Specified Subsidiaries.

        "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to
Section 2.02(e) or 2.05(b)(ii) (E) or (F).

        "Default" means any event or condition that, with the giving of notice, the lapse of time or both, would become an Event of Default.

        "Designated Bidder" means (i) an Eligible Assignee or (ii) a special purpose corporation which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least "Prime-1" by Moody's Investors Services, Inc. or "A-1" by Standard & Poor's Ratings Services or a comparable rating from the successor of either of them, that, in either case, (x) is organized under the laws of the United States or any State thereof, (y) shall have become a party hereto pursuant to Section 7.10(d), (e), (f) and (z) is not otherwise a Lender.

        "Designation Agreement" means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Agent, in substantially the form of Exhibit D hereto.

        "Dollars" and "$" mean the lawful and freely transferable currency of the United States of America.

        "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

        "Drawdown Date" shall mean the date an Advance is to be made to the Borrower pursuant to this Agreement.

        "Eligible Assignee" means (i) a commercial bank, savings and loan institution, insurance company or financial institution organized under the laws of the United States, or any State thereof, which bank has both assets in excess of One Billion Dollars ($1,000,000,000) and combined capital and surplus in excess of One Hundred Million Dollars ($100,000,000), or which insurance company or financial institution has total assets in excess of One Billion Dollars ($1,000,000,000), (ii) a commercial bank organized under the laws of any other country which is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, which bank has a combined capital and surplus (or the equivalent thereof under the accounting principles applicable thereto) in excess of One Hundred Million Dollars ($100,000,000), provided that such bank is acting through a branch or agency located in the United States, the Cayman Islands or the country in which it is organized or another country which is also a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, (iii) the central bank of any country which is a member of the OECD or (iv) a finance company, insurance company or other financial institution or a fund which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, has total assets in excess of Five Hundred Million Dollars ($500,000,000), is doing business in the United States and is organized under the laws of the United States, or any State thereof, or under the laws of any member country of the OECD.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" means with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which is under common control with such Person within the meaning of Section 414 of the Code, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

        "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

        "Event of Default" means any of the events specified as such in
Section 6.01 of this Agreement.

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

        "Fee Payment Date" means (i) the last day of the calendar quarter in which the Closing Date occurs, and (ii) the last day of each successive and respective calendar quarter thereafter to and including the Termination Date, or such earlier date as the Commitment of the Lenders shall have been terminated, and the principal of and interest on each Advance shall have been paid, in full.

        "GAAP" means at any time generally accepted United States accounting principles at such time.

        "HAL" means HAL Antillen N.V., a Netherlands Antilles corporation.

        "HAL Subsidiaries" mean the Subsidiaries of HAL.

        "Incorporation Jurisdictions" mean the respective jurisdictions of incorporation or legal organization of the Borrower and each of its Subsidiaries.

        "Increase Date" has the meaning specified in Section 2.12.

        "Increasing Lender" has the meaning specified in Section 2.12.

        "Indebtedness" means (a) any liability of any Person (i) for borrowed money, or under any reimbursement obligation related to a letter of credit or bid or performance bond facility, or (ii) evidenced by a bond, note, debenture or other evidence of indebtedness (including a purchase money obligation) representing extensions of credit or given in connection with the acquisition of any business, property, service or asset of any kind, including without limitation, any liability under any commodity, interest rate or currency exchange hedge or swap agreement (other than a trade payable or other current liability arising in the ordinary course of business) or (iii) for obligations with respect to (A) an operating lease, or (B) a lease of real or personal property that is or would be classified and accounted for as a Capital Lease; (b) any liability of others either for any lease, dividend or letter of credit, or for any obligation described in the preceding clause (a) that (i) the Person has guaranteed or that is otherwise its legal liability (whether contingent or otherwise or direct or indirect, but excluding endorsements of negotiable instruments for deposit or collection in the ordinary course of business) or (ii) is secured by any Lien on any property or asset owned or held by that Person, regardless whether the obligation secured thereby shall have been assumed by or is a personal liability of that Person; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b), above.

        "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the vested benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

        "Interest Payment Date" means with respect to any Advance comprising part of the same Borrowing (1) the last day of each Interest Period, (2) the day any principal amount of such Borrowing matures and becomes due and payable, (3) the Termination Date, and (4) with respect to any A Advance, if the Interest Period is longer than three (3) months, the last day of each third month following such Borrowing.

        "Interest Period" means, (A) for each A Advance comprising part of the same A Borrowing, the period commencing on the date of such A Advance, or the date of the Conversion of any A Advance into such an A Advance and ending on the last day of the period selected by the Borrower or the Agent, as the case may be, pursuant to this Agreement and, thereafter, each respective and successive period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower or the Agent, as the case may be, subject to the provisions below. The duration of each such Interest Period shall be
(y), in the case of a Base Rate Advance, such period as the Agent shall notify the Borrower and (z), in the case of a LIBOR Rate Advance, one, two, three or six months, and, if available, nine or twelve months, in each case selected by the Borrower or the Agent, as the case may be, pursuant to this Agreement and

        (B) for each B Advance comprising part of the same B Borrowing, the interest period or interest periods specified in the related Notice of B Borrowing, or selected by the Agent, as the case may be, pursuant to this Agreement provided, however, with respect to each Advance that:

        (i) no Interest Period relating to any Advance shall commence on or end after the maturity date of such Advance;

        (ii) Interest Periods commencing on the same date for A Advances comprising part of the same A Borrowing shall be of the same duration;

        (iii)  no Interest Period shall end after the Termination Date;
   and

        (iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a LIBOR Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

        "Lenders" means the Banks listed on the signature pages hereof, each Eligible Assignee that shall become a party hereto pursuant to Section 7.10(a), (b) and (c) or Section 2.12 and, except when used in reference to an A Advance, an A Borrowing, a Series A Note, a Commitment, the Termination Date or a related term, each Designated Bidder.

        "Lending Office" means the International Banking Facility of the Agent in New York City, or any other office or affiliate of the Agent hereafter selected and notified to the Borrower from time to time by the Agent.

        "LIBOR Rate Advance" means an A Advance or a B Advance which bears interest based on the LIBOR Rate.

        "LIBOR Rate" means, for an Interest Period for each LIBOR Rate Advance comprising part of the same Borrowing, the rate determined by the Agent to be the rate of interest per annum (i) rounded upward to the nearest whole multiple of 1/100 of 1% per annum, appearing on Telerate screen 3750 at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a term equal to such Interest Period and in an amount substantially equal to such portion of the Loan, or if the Agent cannot so determine the LIBOR Rate by reference to Telerate screen 3750, then (ii) equal to the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in United States Dollars are offered by the principal office of each of the Reference Lenders in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a term equal to such Interest Period and in an amount substantially equal to such portion of the Loan. In the latter case, the LIBOR Rate for an Interest Period shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Lenders two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.05. If at any time the Agent shall determine that by reason of circumstances affecting the London interbank market
(i) adequate and reasonable means do not exist for ascertaining the LIBOR Rate for the succeeding Interest Period or (ii) the making or continuance of any Loan at the LIBOR Rate has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market, the Agent shall so notify the Lenders and the Borrower. Failing the availability of the LIBOR Rate, the LIBOR Rate shall mean the Base Rate thereafter in effect from time to time until such time as a LIBOR Rate may be determined by reference to the London interbank market.

        "Lien" means any lien, charge, easement, claim, mortgage, Option, pledge, right of first refusal, right of usufruct, security interest, servitude, transfer restriction or other encumbrance or any restriction or limitation of any kind (including, without limitation, any adverse claim to title, conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

        "Loan" means the Advances to the Borrower by each Lender provided for in Article II of this Agreement.

        "Loan Documents" mean this Agreement and the Notes.

        "Majority Lenders" means at any time Lenders holding at least 51% of the then aggregate unpaid principal amount of the Series A Notes held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in
(i) the Lenders holding such amount of the A Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the A Advances or the total Commitments).

        "March 30, 1990 Loan Agreement" means that certain Loan Agreement dated as of March 30, 1990 by and among the Borrower, Wind Surf Limited, Citibank, N.A. as Agent and the banks therein named, as the same may be amended, supplemented or otherwise modified from time to time.

        "Moody's" has the meaning specified in Section 2.05(b)(ii)(B).

        "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which a Person or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.

        "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which a Person or any ERISA Affiliate, and more than one employer other than such Person or ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Person or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

        "NCL" means Norwegian Cruise Line Limited (formerly Kloster Cruise Limited), a corporation organized and existing under the laws of the Islands of Bermuda.

        "Net Worth" means, at a particular date, all amounts which would, in accordance with GAAP, be included in shareholders' equity on a consolidated balance sheet of a company and its Subsidiaries as at such date.

        "Note" means any of, and "Notes" mean all, the respective Series A Notes and the Series B Notes, as any such note may be replaced, amended, supplemented or otherwise modified from time to time.

        "Notice of A Borrowing" has the meaning specified in Section
2.02(a).

        "Notice of B Borrowing" has the meaning specified in Section
2.03(a).

        "OECD" means the Organization for Economic Cooperation and Development.

        "Obligations" mean all obligations, including but not limited to, all principal, interest, fees, expenses and other obligations set forth in
Article II and Section 8.04 hereof, of every nature of the Borrower from time to time owed to the Agent, any of the Lenders, or all of them, under any of the Loan Documents.

        "Option" means (1) any right to buy or sell specific property in exchange for an agreed upon sum, (2) any right to receive funds, the amount of which is determined by reference to the value of capital stock or the purchase price thereof, (3) any right of the type or kind referred to as a "phantom stock right," and (4) any other right commonly known or referred to as an "option."

        "PBGC" means the Pension Benefit Guaranty Corporation, or any entity or entities succeeding to any or all its functions under ERISA.

        "Percentage Interest" shall have the meaning set forth in Preliminary Statement (2) of this Agreement.

        "Person" means any individual, corporation, partnership, business trust, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof.

        "Plan" means, at any time, any employee pension benefit plan maintained by a Person, any of its Subsidiaries, or any ERISA Affiliate of such Person or its Subsidiaries, which employee pension benefit plan is covered by Title IV of ERISA or is subject to the minimum funding standards of the Code.

        "Reference Lender" means any of, and "Reference Lenders" mean all of, Citibank, N.A., National Westminster Bank Plc and CIBC, Inc.

        "Register" shall have the meaning set forth in Section 7.10(g) of this Agreement.

        "S & P" has the meaning specified in Section 2.05(b)(ii)(B).

        "Senior Debt" has the meaning specified in Section 2.05(b)(ii)(B).

        "Series A Note" means any of, and "Series A Notes" mean all, the respective Series A Notes of the Borrower, substantially in the form attached hereto as Exhibit A-1, to be issued to evidence the indebtedness of the Borrower, from time to time outstanding in respect of the A Advances, as any such Series A Note may be replaced, amended, supplemented or otherwise modified from time to time.

        "Series B Note" means any of, and "Series B Notes" mean all, the respective Series B Notes of the Borrower, substantially in the form attached hereto as Exhibit A-2, to be issued to evidence the indebtedness of the Borrower from time to time outstanding in respect of the B Advances, as any such Series B Note may be replaced, amended, supplemented or otherwise modified from time to time.

        "Solvent" means with respect to any Person on a particular date, that on such date (i) the fair market value of the assets of such Person is greater than the total amount of liabilities (including the present or expected value of contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liabilities of such Person for its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, (iv) such Person does not have unreasonably small capital and (v) such Person does not intend to or believe it will incur debts beyond its ability to pay as they mature.

        "Specified Subsidiary" means any of NCL and its Subsidiaries, and "Specified Subsidiaries" mean all of NCL and its Subsidiaries.

        "Subordinated Debt" has the meaning specified in Section
2.05(b)(ii)(B).

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which a majority of the voting power entitled to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries, or a combination thereof.

        "Swaps Documents" mean the Swaps Agreement, the Swaps Guaranty and the Swaps Security Agreement as defined in the March 30, 1990 Loan Agreement.

        "Tangible Net Worth" means for any Person at any time (a) the sum, to the extent shown on such Person's balance sheet, of (i) the amount of issued and outstanding share capital, but less the cost of treasury shares, plus (ii) the amount of surplus and retained earnings, less (b) intangible assets as determined in accordance with GAAP.

        "Termination Date" means December 17, 2001 or the earlier date of termination of all the Commitments pursuant to Section 2.11 or 6.01 hereof.

        "Termination Event" means (i) a "reportable event," as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30 day notice to the PBGC), or an event described in Section 4068(f) of ERISA, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer," as such term is defined in
Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under
Section 4041A of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        "Total Capital" means the sum of the Total Debt and Tangible Net Worth of the Borrower and its Subsidiaries excluding Specified Subsidiaries, but excluding therefrom any Indebtedness or amounts due or received under the Swaps Documents.

        "Total Debt" means, at a particular date, the sum of (y) all amounts which would, in accordance with GAAP, constitute short term debt and long term debt of the Borrower and its Subsidiaries excluding Specified Subsidiaries as of such date and (z) the amount of any Indebtedness outstanding on such date and not included in the amounts specified in clause
(y), singly or in the aggregate, in excess of Fifty Million Dollars ($50,000,000), of any Person other than the Borrower or any of its Subsidiaries excluding Specified Subsidiaries, which Indebtedness (i) has been and remains guaranteed on such date by the Borrower or any of its Subsidiaries excluding Specified Subsidiaries or is otherwise the legal liability of the Borrower or any of its Subsidiaries excluding Specified Subsidiaries (whether contingent or otherwise or direct or indirect, but excluding endorsements of negotiable instruments for deposit or collection in the ordinary course of business), or (ii) is secured by any Lien on any property or asset owned or held by the Borrower or any of its Subsidiaries excluding Specified Subsidiaries, regardless of whether the obligation secured thereby shall have been assumed or is a personal liability of the Borrower or any of its Subsidiaries excluding Specified Subsidiaries, provided, that the foregoing shall not be interpreted to include any Indebtedness under the Swaps Documents.

        "Transaction" means the extension of credit contemplated by the Loan Documents.

        "Type" shall mean, with respect to an Advance, a Base Rate Advance or a LIBOR Rate Advance.

        "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied.

        SECTION 1.03. Governing Language. All documents, notices and demands and financial statements to be delivered by any Person to the Agent or any Lender pursuant to this Agreement shall be in the English language.

        SECTION 1.04. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding".


                                  ARTICLE II

                       AMOUNTS AND TERMS OF THE ADVANCES

        SECTION 2.01. The A Advances. Upon the terms and subject to the conditions set forth in this Agreement, each Lender agrees severally, but not jointly, to make A Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on the signature pages hereof or, if applicable, the signature pages of any relevant amendment hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent, as such amount may be reduced or increased pursuant to Sections 2.11 or 2.12, respectively (such Lender's "Commitment"), provided that the aggregate amount of the Commitments of the Lenders shall be deemed used and reduced from time to time to the extent of the aggregate amount of the B Advances then outstanding and such deemed use and reduction of the aggregate amount of the Commitments shall be applied to the Lenders ratably according to their respective Commitments (such deemed use and reduction of the aggregate amount of the Commitments being a "B Reduction"). Each A Borrowing shall be in an aggregate amount not less than Ten Million Dollars ($10,000,000) and an integral multiple of One Million Dollars ($1,000,000) if in excess thereof and shall consist of A Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.
Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.06(a) and reborrow under this
Section 2.01.

        SECTION 2.02. Making the A Advances. (a) Each A Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day (on the first Business Day in the case of a Base Rate Advance) prior to the date of the proposed A Borrowing, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such Borrower's notice of an A Borrowing (a "Notice of A Borrowing") shall be by telecopier, telex or cable, confirmed immediately in writing, substantially in the form of Exhibit B-1 hereto, specifying therein the requested (i) Drawdown Date of such A Borrowing, (ii) Type of A Advances comprising such A Borrowing, (iii) aggregate amount of such A Borrowing, and (iv) in the case of an A Borrowing comprised of LIBOR Rate Advances, the initial Interest Period for each such A Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such A Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such A Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

        (b) The total amount of each A Advance to be made available by each Lender shall never exceed the Commitment of such Lender, as adjusted by such Lender's B Reduction, and shall be proportionate always to such Lender's Percentage Interest set forth in the signature pages hereof or, if applicable, in the Register.

        (c) Unless the Agent shall have received written notice from a Lender prior to the date of any A Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such A Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such A Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to A Advances comprising such A Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's A Advance as part of such A Borrowing for purposes of this Agreement.

        (d) The Borrower shall repay the principal amount of each A Advance made by each Lender in accordance with the Series A Note payable to such Lender, provided that the aggregate principal amount of any A Advance outstanding on the Termination Date shall be paid on the Termination Date.

        (e) The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.05, and so long as no Default or Event of Default has occurred and is continuing, Convert all A Advances of one Type comprising the same A Borrowing into Advances of another Type; provided, however, that any Conversion of any LIBOR Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such LIBOR Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the A Advances to be Converted, and (iii) if such Conversion is into LIBOR Rate Advances, the duration of the Interest Period for each such A Advance.

        SECTION 2.03. The B Advances. (a) Each Lender severally agrees that the Borrower may, in the manner set forth below, make B Borrowings under this Section 2.03 from time to time on any Business Day during the period from the Closing Date until the thirtieth day prior to the Termination Date; provided that, following the making of each B Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any B Reduction).

        (i)  The Borrower may request a B Borrowing under this Section
   2.03 by delivering to the Agent, by telecopier, telex or cable, confirmed immediately in writing, a notice of a B Borrowing (a "Notice of B Borrowing"), substantially in the form of Exhibit B-2 hereto, specifying the Drawdown Date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date may not be earlier than seven (7) days (thirty (30) days, in the case of floating interest rate borrowings) or later than one hundred eighty (180) days after the date of such B Borrowing or, in any event, later than the Termination
   Date), the Interest Payment Date or Dates relating thereto, and any other terms to be applicable to such B Borrowing, not later than 12:00 Noon (New York City time) (A) at least one (1) Business Day prior to the date of the proposed B Borrowing, if the Borrower shall specify in the Notice of B Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum and (B) at least four (4) Business Days prior to the date of the proposed B Borrowing, if the Borrower shall instead specify in the Notice of B Borrowing the basis to be used by the Lenders in determining the rates of interest to be offered by them. The Agent shall in turn promptly notify each Lender of each request for a B Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of B Borrowing.

        (ii) Each Lender may, if, in its sole discretion it elects to do so, irrevocably offer to make one or more B Advances to the Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), before 9:30 A.M. (New York City time) (A) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) three (3) Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph (i) above, of the minimum amount and maximum amount of each B Advance which such Lender would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such B Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer before 9:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent, before 9:30 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any B Advance as part of such B Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any B Advance as part of such proposed B Borrowing or result in any liability to any party to this Agreement.

        (iii) The Borrower shall, in turn, (A) before 11:00 A.M. (New York City time) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) before 11:00 A.M. (New York City time) three (3) Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph (i) above, either:

             (x) cancel such B Borrowing by giving the Agent notice to that effect, or

             (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in the Borrower's sole discretion, by giving notice to the Agent of the amount of each B Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such B Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such B Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect.

        (iv) If the Borrower notifies the Agent that such B Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such B Borrowing shall not be made.

        (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such B Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the Borrower, (B) each Lender that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such Lender as part of such B Borrowing, and (C) each Lender that is to make a B Advance as part of such B Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. The Agent shall allocate the principal amount of each B Borrowing among the Lenders whose offers were accepted by the Borrower in ascending order based upon the rate of interest offered, from the lowest to the highest such interest rate offered by such Lenders. Each Lender that is to make a B Advance as part of such B Borrowing shall, before 12:00 noon (New York City time) on the date of such B Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02 such Lender's portion of such B Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's aforesaid address. Promptly after each B Borrowing the Agent will notify each Lender of the amount of the B Borrowing, the consequent B Reduction and the dates upon which such B Reduction commenced and will terminate.

        (b) Each B Borrowing shall be in an aggregate amount of not less than Ten Million Dollars ($10,000,000) and an integral multiple of One Million dollars ($1,000,000) if in excess thereof and, following the making of each B Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

        (c)  Within the limits and on the conditions set forth in this
Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay the principal of any B Borrowing pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a B Borrowing shall not be made within three (3) Business Days following the date of any other B Borrowing.

        (d) The Borrower shall repay to the Agent for the account of each Lender which has made a B Advance, or each other holder of a Series B Note, on the maturity date of each B Advance (such maturity date being that specified by the Borrower for repayment of such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above and provided in the Series B Note evidencing such B Advance), the then unpaid principal amount of such B Advance, provided that, the aggregate principal amount of any B Advance outstanding on the Termination Date shall be repaid on the Termination Date. Except as specified in Section 2.06(d) the Borrower shall have no right to prepay, in whole or in part, the principal amount of any B Advance unless, and then only on the terms, if any, specified by the Borrower for such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Series B Note evidencing such B Advance.

        (e) The indebtedness of the Borrower resulting from each B Advance made to the Borrower as part of a B Borrowing shall be evidenced by the Series B Note of the Borrower payable to the Lender making such B Advance.

        SECTION 2.04. General Provisions. (a) The Borrower shall have no right to borrow, and no Lender shall have any obligation to lend, any amount whatsoever on or after the Termination Date.

        (b) The failure of any Lender to advance its Commitment in respect of any Advance shall not relieve it or any other Lender of the obligation to advance its Commitment, but no Lender or the Agent shall be responsible for the failure of any other Lender to advance its Commitment to the Borrower.

        (c) Each Notice of A Borrowing sent, and each notice of acceptance of a B Borrowing given, by the Borrower shall be irrevocable and binding on the Borrower. If for any reason on the Drawdown Date for the Advance specified in a Notice of A Borrowing or Notice of B Borrowing, as the case may be, the Advance is not made as a result of any failure to fulfill on or before the Drawdown Date the applicable conditions precedent, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of such failure, including, without limitation, any loss, cost or expense incurred by reasons of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such borrowing.

        SECTION 2.05. Interest and Default Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each Advance from the Drawdown Date until the principal amount of the Advance is paid in full, payable on each Interest Payment Date for each such Advance.
Notwithstanding the preceding sentence of this Section 2.05(a), all interest accrued on any Advance outstanding on the Termination Date shall be paid on the Termination Date.

        (b) As long as any A Advance shall be outstanding, and payment of the principal thereof and interest thereon shall not be in default, interest on the A Advance shall be payable at an interest rate which shall be adjusted, in advance at the start of the first day of each Interest Period therefor, and which shall be determined as follows:

        (i) with respect to each Base Rate Advance, the Borrower shall pay interest thereon at the rate of interest determined by the Agent to be the Base Rate for the relevant Interest Period as specified in the related Notice of Borrowing, provided that if the Borrower shall fail to elect an Interest Period in its Notice of Borrowing as herein provided or if an Event of Default has occurred and is continuing, the Agent shall elect the relevant Interest Period, which may be one (1) day;

        (ii) with respect to each LIBOR Rate Advance, the Borrower shall pay interest in one or more tranches thereon at an interest rate equal to the sum of (y) the LIBOR Rate plus (z) the applicable margin for the relevant Interest Period, determined by the Agent and subject to periodic adjustment, as provided below in this Section 2.05(b)(ii) or, if the LIBOR Rate is unavailable for any such period, at the Base Rate:

        (A) with respect to each Interest Period relating to a LIBOR Rate Advance, the Borrower shall, by telecopier notice to be received by the Agent by 11:00 A.M. New York time on a Business Day at least three (3) Business Days prior to the commencement of each such successive period, elect an Interest Period of one, two, three or six, and if available, nine or twelve, months duration and one or more but no more than six tranches in total for all outstanding LIBOR Rate Advances, provided no tranche shall be in an amount less than Ten Million Dollars ($10,000,000); provided the Borrower shall select Interest Periods, and if necessary shall select as the final Interest Period for each LIBOR Rate Advance an Interest Period less than one month in duration, so that the maturity date of each Advance shall be the last day of the Interest Period for such Advance; provided that if the Borrower shall fail to elect an Interest Period as herein provided, the relevant Interest Period shall be three (3) months, provided further that so long as any Event of Default has occurred and is continuing, the Agent shall elect the relevant Interest Period, which may be less than one month;

        (B) the interest payable on each LIBOR Rate Advance during each successive Interest Period shall be adjusted from time to time by the Agent as follows. Notice of such applicable interest rate shall be delivered by the Agent to the Borrower and the Lenders not later than the second Business Day of each Interest Period. The Borrower shall, not later than three (3) Business Days prior to the commencement of each such successive Interest Period, together with its notice pursuant to subparagraph (A) above, deliver to the Agent all then-current ratings, if any, of the Borrower's senior unsecured debt without third party credit enhancement and unsecured subordinated debt ("Senior Debt" and "Subordinated Debt", respectively) given by Moody's Investors Services, Inc. ("Moody's") and by Standard & Poor's Ratings Services ("S & P") during such Interest Period or an officer's certificate that no such ratings were issued. If the Agent determines that on the last Business Day of an Interest Period (or on the Business Day preceding the Drawdown Date, in the case of the initial LIBOR Rate Advance) the Borrower's Senior Debt was rated

        (i) below BBB- by S & P or below Baa3 by Moody's, the applicable rate for the succeeding Interest Period shall be .40% over the LIBOR Rate,

         (ii) BBB- by S & P or Baa3 by Moody's, the applicable interest rate for the succeeding Interest Period shall be .25% over the LIBOR Rate,

         (iii) BBB by S & P or Baa2 by Moody's, the applicable interest rate for the succeeding Interest Period shall be .25% over the LIBOR Rate,

         (iv) BBB+ by S & P or Baa1 by Moody's, the applicable interest rate for the succeeding Interest Period shall be .20% over the LIBOR Rate,

         (v) A- by S & P or A3 by Moody's, the applicable interest rate for the succeeding Interest Period shall be .17% over the LIBOR Rate,

        (vi) A by S & P or A2 by Moody's, the applicable interest rate for the succeeding Interest Period shall be .14% over the LIBOR Rate,

        (vii) A+ by S & P or A1 by Moody's, the applicable interest rate for the succeeding Interest Period shall be .14% over the LIBOR Rate, and

        (viii) at least AA- by S & P or Aa3 by Moody's, the applicable interest rate for the succeeding Interest Period shall be .13% over the LIBOR Rate.

In the event that S & P and Moody's provide different ratings for such Senior Debt, the Agent shall use the higher rating in determining the applicable interest rate. In the event the Borrower has no rated Senior Debt but the Borrower's Subordinated Debt has been rated, for purposes of determining the applicable interest rate, the Agent shall assume a Senior Debt rating equivalent to one subgrade higher than the actual Subordinated Debt rating given during such period. In the event that during any Interest Period the Agent shall not have received notification of ratings from the Borrower as aforesaid or if no such ratings exist during any Interest Period, the applicable interest rate for the succeeding Interest Period shall be one percent (1%) over the LIBOR Rate;

        (C) each Reference Lender which is a Lender agrees to furnish to the Agent timely information for the purpose of determining the LIBOR Rate. If any one or more of the Reference Lenders shall not timely furnish such information to the Agent for the purpose of determining the interest rate, the Agent shall determine such interest rate on the basis of information timely furnished by the remaining Reference Lenders;

        (D) the Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.05(b) and the applicable rate, if any, furnished by each Reference Lender for the purpose of determining the applicable LIBOR Rate hereunder;

        (E) If, with respect to any LIBOR Rate Advances, the Majority Lenders notify the Agent that the LIBOR Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective LIBOR Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon

             (1) each LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

             (2) the obligation of the Lenders to make, or to Convert A Advances into, LIBOR Rate Advances shall be suspended until the Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist; and

        (F) On the date on which the aggregate unpaid principal amount of A Advances comprising any A Borrowing shall be reduced, by payment or prepayment or otherwise, to less than Ten Million Dollars ($10,000,000), such A Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such A Advances into Advances of a Type other than Base Rate Advances shall terminate; provided, however, that if and so long as each such A Advance shall be of the same Type and have the same Interest Period as A Advances comprising another A Borrowing or other A Borrowings, and the aggregate unpaid principal amount of all such A Advances shall equal or exceed Ten Million Dollars ($10,000,000), the Borrower shall have the right to continue all such A Advances as, or to Convert all such A Advances into, Advances of such Type having such Interest Period.

        (c) As long as any B Advance shall be outstanding, and payment of the principal thereof and interest thereon shall not be in default, interest on the B Advance shall be paid at the rate of interest for such B Advance specified by the Lender making such advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) of Section 2.03 above, payable on the Interest Payment Date or Dates specified by the Borrower for such B Advance in the related Notice of B Borrowing delivered pursuant to subsection (a)(i) of Section 2.03 above, as provided in the Series B Note evidencing such B Advance. With respect to any LIBOR Rate Advance comprising part of a B Borrowing, the provisions of subsections (b)(ii)(A),
(C) and (D) of Section 2.05 shall apply to the selection of any Interest Period not specified in the related Notice of B Borrowing given pursuant to
Section 2.03, and further, the provisos of such subsection (b)(ii)(A), and subsection (b)(ii)(F) in its entirety, shall apply to each such B Borrowing.

        (d) In the event that the Agent or any Lender does not receive on the due date any sum due under this Agreement or any of the other Loan Documents in accordance with the terms hereof or thereof, the Borrower shall pay to the Agent and such Lenders, as the case may be, on demand, interest on such sum, from and including the due date thereof to but not including the date of actual payment, at a rate per annum determined by the Agent from time to time to be the sum of (y) two per cent (2%) plus (z) the LIBOR Rate applicable for any such period or, if the LIBOR Rate is inapplicable or unavailable, for any such period, the Base Rate, provided that during the occurrence and continuance of such event, each A Advance bearing interest based on the LIBOR Rate shall be converted to a Base Rate Advance at the end of the relevant Interest Period. Except as otherwise provided in the following subsection (e), any such interest which is not paid when due shall be compounded at the end of each Interest Period (both before and after any notice of demand) by the Agent on behalf of the Lenders under this Agreement.

        (e) Notwithstanding any provision contained in any of the Loan Documents, no Lender nor the Agent shall ever be entitled to receive, collect, or apply, as interest on the Obligations, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event any Lender or the Agent ever receives, collects, or applies as interest, any such excess, such amount which would be excessive interest shall be applied to the reduction of the Obligations then outstanding, and, if the Obligations then outstanding are paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest lawful rate, the Borrower and the Lender or the Agent, as the case may be, shall, to the maximum extent permitted under applicable law,
(i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude any voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations.

        SECTION 2.06. Prepayments. (a) The Borrower may, upon at least two (2) Business Days notice to the Agent and the Lenders received by 10:00 A.M. New York time in the case of A Advances bearing interest based on the LIBOR Rate, and upon notice to the Agent and the Lenders received by 11:00 A.M. New York time on the date of prepayment in the case of A Advances bearing interest at the Base Rate, and subject always to the requirements of
Section 8.04(b), prepay, pro rata, the outstanding amount of each A Advance, in whole or in part, together, in each case, with accrued interest to the date of such prepayment on the amount prepaid, provided that no such partial prepayment shall be in a principal amount of less than Ten Million Dollars ($10,000,000) and integral multiples of One Million Dollars ($1,000,000) if in excess thereof.

        The outstanding principal balance of A Advances owing each Lender as of December 17, 1996 shall be prepaid in full not later than the first Interest Payment Date of such A Advances falling after December 17, 1996.

        (b)  The Borrower may not, except as permitted under subsection
(d) of this Section 2.06, prepay any B Advance, except that the Borrower shall prepay such amounts when required pursuant to the provisions of this Agreement.

        (c) If it shall become unlawful for any Lender to continue to fund or maintain any Advance or to perform its obligations hereunder, such Lender shall notify the Borrower and the Agent, and such Lender shall use all reasonable efforts to change its lending office so that it can perform its obligations hereunder; provided that such Lender shall not be obligated to change its lending office if in its sole reasonable judgment it would be disadvantageous to do so. If such Lender does not change its lending office because it determines in its sole reasonable judgment that it is disadvantageous to do so or because such change would not render such Advance lawful, then such Lender shall notify the Agent and the Borrower, and shall make an A Advance, and the Borrower shall borrow such A Advance, at the Base Rate in an amount equal to the amount of the Advance currently outstanding and made by such Lender to the Borrower if in the sole reasonable judgment of such Lender such A Advance can lawfully be extended at the Base Rate. Simultaneously with making such A Advance at the Base Rate, the Advance then outstanding made available by such Lender to the Borrower shall be repaid by the Borrower. If any Lender makes a Base Rate Advance to the Borrower pursuant to subsection (c) of this Section 2.06, the Borrower may prepay such Advance, without penalty, at any time upon five (5) Business Days notice. If despite such Lender's compliance with the preceding provisions of this Section 2.06(c), or if the Borrower shall refuse to borrow an A Advance at the Base Rate as herein provided, and if it shall become unlawful for any Lender to fund or maintain any Advance or perform its obligations hereunder, upon demand by such Lender, the Borrower shall prepay in full the outstanding Advance made by such Lender, with accrued interest thereon and all other amounts payable by the Borrower hereunder, and upon such demand or any notice of prepayment the obligation of such Lender to make any Advance to the Borrower shall terminate.

        (d) If at any time the Borrower shall, or may reasonably be expected to, be required to deduct and withhold, or indemnify any Lender with respect to, any Taxes (as defined in Section 2.09) (in each case, as evidenced by an opinion reasonably satisfactory in form and substance to the Agent and the Lenders from independent tax counsel reasonably satisfactory to the Agent and the Lenders) the Borrower may, upon at least four (4) Business Days notice to the Agent and the Lenders, prepay at any time, pro rata, the outstanding principal amount of each Advance, in whole or in part, together with accrued interest to the date of prepayment on the amount prepaid and all other amounts then payable to the Lenders by the Borrower; provided, that if such Taxes relate to payments to fewer than all the Lenders (the "Affected Lenders"), the Borrower may, upon at least four Business Days notice to the Agent and the Affected Lenders, prepay, in whole or in part, pro rata (except as set forth in the following provision), the outstanding principal amount of Advances made by the Affected Lenders, with accrued interest thereon and all other amounts payable to the Affected Lenders by the Borrower (without prepaying any portion of any Advance made by any Lender that is not any Affected Lender); provided further, that if the rate of Taxes with respect to any Affected Lender is higher than with respect to another Affected Lender, the Borrower may prepay any portion of the Advance made by the former Affected Lender without prepaying any portion of the Advance made by the latter Affected Lender. The Agent shall give prompt written notice to the Lenders of any prepayments made under this paragraph (d).

        (e) Prepayments of any A Advance shall be applied against installments of outstanding principal in inverse order of maturity.

        SECTION 2.07. Increased Costs; Additional Interest. (a) If on or after the Closing Date due to (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve or capital adequacy requirements, but not including a change related to Taxes or Excluded Taxes, as such terms are defined in
Section 2.09 hereof) in, or in the interpretation of, any law or regulation, or (ii) the compliance by any Lender with any guideline or request (not including any guideline or request with respect to Taxes or Excluded Taxes, but including, with respect to reserve and capital adequacy requirements, those applicable laws, policies, guidelines and directives and interpretations in effect on the Closing Date) from any central bank or other governmental authority, whether or not having the force of law, there shall be any increase in the cost to, or reduction in the return on capital of any Lender in consequence of, any Lender of agreeing to make or making, funding or maintaining an Advance, then the Borrower shall from time to time, upon demand by such Lender, pay to the Lender additional amounts sufficient to indemnify such Lender against such increased cost or reduction in the return on capital.

        (b) If any Lender shall determine in good faith that reserves under Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, are required to be maintained by it in respect of, or a portion of its costs of maintaining reserves under Regulation D is properly attributable to, one or more of its Advances, such Lender shall give notice to the Borrower, together with a certificate as described below in Section 2.07(c) and the Borrower shall pay to such Lender additional interest on the unpaid principal amount of each such Advance, payable on the same day or days on which interest is payable on such Advance, at an interest rate per annum equal at all times during each Interest Period for such Advance to the excess of (i) the rate obtained by dividing the LIBOR Rate for such Interest Period by a percentage equal to 100% minus the Reserve Percentage (defined in the next sentence), if any, applicable during such Interest Period over (ii) the LIBOR Rate for such Interest Period. The "Reserve Percentage" for any such period, with respect to any Advance, means the reserve percentage applicable thereto under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to (i) liabilities or assets consisting of or including eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, and having a term equal to any such period, or
(ii) any other category of liabilities which includes deposits by reference to which the interest rate on such Advance is determined and which have a term equal to any such period.

        (c) A certificate as to the amount of any such increased cost, increased interest or reduced return under this Section 2.07, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Before making any demand under this Section 2.07, the Lender shall designate as to itself a different lending office if such designation would avoid the need for, or reduce the amount of such increased cost or interest, and will not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to it.

        SECTION 2.08. Payments and Computations. (a) The Borrower shall make each payment hereunder and under any instrument delivered hereunder (except as otherwise provided in any such instrument) not later than 12:00 noon New York City time on the day when due in lawful and freely transferable United States Dollars to the Agent at the Agent's office at 399 Park Avenue, New York, New York 10043, for the account of the Lending Office in same day funds. The Agent shall promptly disburse to the Lenders funds of such type as it shall have received in the manner provided by this Agreement.

        (b) The Borrower hereby authorizes the Agent and each Lender, if and to the extent payment is not made when due hereunder or under any instrument delivered hereunder, to charge from time to time against any or all of the Borrower's accounts with the Agent or such Lender, as the case may be, any amount so due. The Borrower further agrees that not later than 12:00 noon (New York City time) on each day on which a payment is due hereunder with respect to the Advance or under any Note, it will have in its account maintained with the Agent in New York City a credit balance at least equal to the total amount so due on such day.

        (c) All computations of interest and fees shall be made by the Agent and the Lenders on the basis of a year of 360 days (365 or 366 with respect to Base Rate computations) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such amount is payable.

        (d) Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due, or whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and any such extension of time shall in all cases be taken into account in the computation of payment of interest due hereunder or otherwise; provided, however, if such extension would extend the maturity date of any Advance or would cause such payment to be made, or the last day of any Interest Period relating to a LIBOR Rate Advance to occur, in a new calendar month, payment shall be made, and the last day of any such Interest Period shall occur, on the next preceding Business Day.

        SECTION 2.09. Taxes. (a) Any and all payments made by the Borrower hereunder or under any instrument delivered hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on net income by, and other franchise taxes of, the United States or any political subdivision thereof (including, without limitation, branch profits taxes imposed by the United States under Section 884(a) of the Code or any successor provision thereto, or similar taxes imposed by any political sub-division or taxing authority thereof or therein, including Puerto Rico), other than any such taxes that would not have been imposed but for the Borrower's incorporation or residence in the jurisdiction imposing the tax or the situs of any property securing the Notes in the jurisdiction imposing the tax, (ii) taxes imposed on net income by any other jurisdiction (other than solely by reason of the Borrower's incorporation or residence in such jurisdiction or the situs of any property securing the Notes in such jurisdiction), (iii) in the case of any payment to any entity not organized under the laws of the United States, any taxes imposed by the United States under Section 871 or 881 of the Code or any successor provision thereto or by means of withholding at the source, and (iv) in the case of any payment to the Agent or any Lender, taxes (including taxes imposed by means of withholding at the source) imposed by any jurisdiction other than the United States which would not have been imposed but for the failure of the Agent or such Lender (as the case may be) to execute and return to the Borrower any form of notification, certification, statement or other document which the Borrower shall have delivered to the Agent or such Lender (as the case may be) a reasonable period of time before such payment is due and which the Agent or such Lender (as the case may be) is able to execute and return to the Borrower in good faith without incurring any additional costs, risks or other disadvantages; provided, however, that clause (iii) shall not apply if such tax would not be imposed but for an amendment to or a change in any applicable law or regulation or in the interpretation thereof by any regulatory authority (including, without limitation, any change in an applicable tax treaty), which amendment or change is enacted, promulgated or otherwise comes into force after the Closing Date (a "Change of Law"), but only to the extent that such Lender or Agent, as the case may be, cannot, after notice from the Borrower, through reasonable efforts eliminate or reduce the amount of taxes payable (without additional costs (unless the Borrower agrees to bear such costs) or other disadvantages or risks (tax or otherwise) to such Lender or the Agent) by reason of such Change of Law (all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities are hereinafter referred to as "Excluded Taxes"; all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities are hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under such instrument, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) the Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder excluding any such taxes, charges or similar levies which arise from the execution, delivery or registration of any instrument in accordance with Section 7.10 hereof (all such non-excluded taxes, charges or similar levies are hereinafter referred to as "Other Taxes").

        (c) The Borrower will indemnify the Agent and each Lender for the full amount of Taxes and Other Taxes (plus any taxes imposed by any jurisdiction on amounts payable under this Section 2.09) paid by the Agent or such Lender, as the case may be, on any and all payments made hereunder or on any instrument delivered hereunder and any liability (including penalties, interest and expenses, which result from the failure of the Borrower to perform its obligations under the Loan Documents) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that the Agent or such Lender, as the case may be, will timely notify the Borrower of the assertion of liabilities for any such Taxes or Other Taxes and, provided that the Borrower is not in default hereunder, shall, at the Borrower's request and expense, contest any such asserted liability. This indemnification shall be made within thirty (30) days from the date the Agent or the Lender, as the case may be, makes written demand therefor with appropriate supporting documentation.

        (d) Within thirty (30) days after the date of any payment by the Borrower of Taxes, the Borrower will deliver to the Agent and each Lender, the original or a certified copy of a receipt evidencing payment thereof.
If no Taxes are payable in respect of any payment, then, at the reasonable request of the Agent, the Borrower will deliver to the Agent and each Lender a certificate from each appropriate taxing authority or any political subdivision thereof, or an opinion of counsel reasonably acceptable to the Agent and each Lender, in a form reasonably acceptable to the Agent and each Lender to the effect that there is a reasonable basis to conclude that such payment is exempt from or not subject to Taxes; provided, however, that neither the Agent nor any other Lender shall request, and the Borrower shall not be required to furnish, any such opinions or certificates more frequently than annually.

        (e) If the Borrower is required by law to make any deductions or withholding from any payment made by it to the Agent or a Lender hereunder with respect to Taxes and is further required by this Section 2.09 to pay and pays such Taxes, or otherwise reimburses or indemnifies the Agent or a Lender hereunder with respect to Taxes, and if such Lender or the Agent, as the case may be, in good faith but in its sole reasonable opinion, determines that it has received or been granted a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to any Taxes paid, reimbursed or indemnified pursuant to this Section 2.09, then such Lender or the Agent shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender or the Agent, as the case may be, shall, in good faith but in its sole opinion, have determined to be attributable to such deduction or withholding, reimbursement or indemnification. Any payment made by such Lender or the Agent under this clause shall be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by and binding upon the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of the relevant deduction or withholding. Nothing herein contained shall interfere with the right of any Lender or the Agent to arrange its tax affairs in whatever manner it thinks fit and, in particular, none of the Agent nor any Lenders shall be under any obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it, nor shall the Agent or any Lender be obliged to disclose any information relating to its tax affairs or any computations in respect hereof.

        (f) Each Lender which is organized under the laws of a jurisdiction outside the United States agrees (i) to complete and deliver to the Borrower, on or before the first Drawdown Date (or, in the case of an assignment pursuant to Section 7.10 on or before the effective date of such assignment) and (so long as it remains eligible to do so) from time to time thereafter two duly executed copies of (A) Internal Revenue Service Form 1001 (certifying that it is entitled to benefits under an income tax treaty to which the United States is a party) or (B) Internal Revenue Service Form 4224 (certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States) or (C) Internal Revenue Service Form W-8 (certifying that it is a foreign person), together with a tax certificate, substantially in the form of Attachment III to Exhibit C hereto, as appropriate, and (ii) to complete and deliver to the Borrower from time to time, so long as it is eligible to do so, any successor or additional forms required in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax. Each Lender represents that each such form delivered on or before the date hereof is, and covenants that each such form delivered after the date hereof shall be, true, correct, and complete with respect to all amounts payable to such Lender pursuant to this Agreement, and covenants that such form shall remain true, correct, and complete with respect to all amounts payable to such Lender pursuant to this Agreement unless and until such Lender notifies the Borrower otherwise in writing.

        (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in subsections (a) through (d) of this Section 2.09, and the agreements and obligations of the Agent and the Lenders contained in subsections (e) and (f) of this Section 2.09, shall survive the payment in full of the Obligations and the expiry of the Loan Documents.

        SECTION 2.10.  Fees.  (a)   [Reserved.]

        (b) On each Fee Payment Date, the Borrower shall pay the Agent, solely for the account of each Lender, a non-refundable facility fee (as to each Lender, its "Facility Fee"), of .06% per annum of each such Lender's respective Commitment (such Commitment, irrespective whether drawn or undrawn, but subject to reduction by a notice of termination of Commitments delivered by the Borrower pursuant to Section 2.11 hereof, as to each Lender, the "Facility"), payable from the Closing Date, in arrears, on the average amount of the Facility, subject to adjustment as herein provided. The applicable percentage rate per annum (the "Facility Rate") used to calculate the Facility Fee shall be adjusted from time to time by the Agent as follows. Notice of the Facility Rate as adjusted shall be delivered by the Agent to the Lenders and the Borrower not later than the fifth Business Day of each calendar quarter. If the Agent determines that on the last Business Day of a calendar quarter the Borrower had Senior Debt rated

        (i) below BBB- by S & P or below Baa3 by Moody's, the Facility Rate for the succeeding quarter shall be .25%,

        (ii) BBB- by S & P or Baa3 by Moody's, the Facility Rate for the succeeding quarter shall be .125%,

        (iii) BBB by S & P or Baa2 by Moody's, the Facility Rate for the succeeding quarter shall be .125%,

        (iv) BBB+ by S & P or Baa1 by Moody's, the Facility Rate for the succeeding quarter shall be .10%,

        (v) A- by S & P or A3 by Moody's, the Facility Rate for the succeeding quarter shall be .07%,

        (vi) A by S & P or A2 by Moody's, the Facility Rate for the succeeding quarter shall be .06%,

        (vii) A+ by S & P or A1 by Moody's, the Facility Rate for the succeeding quarter shall be .06%, and

        (viii) at least AA- by S & P or Aa3 by Moody's, the Facility Rate for the succeeding quarter shall be .055%.

In the event that S & P and Moody's provide different ratings for such Senior Debt, the Agent shall use the higher rating in determining the Facility Rate. In the event the Borrower has no rated Senior Debt but the Borrower's Subordinated Debt has been rated, for purposes of determining the Facility Rate, the Agent shall assume a Senior Debt rating equivalent to one subgrade higher than the actual Subordinated Debt rating given during such period. In the event the Agent shall not have received ratings from the Borrower pursuant to Section 2.05(b)(ii)(B) or 5.01(c)(vi) or if no such ratings exist during any such quarter, the Facility Rate for the succeeding quarter will be .375%. Notwithstanding anything to the contrary contained in this Agreement or any other agreement, each Lender's Facility Fee shall be solely for the account of such Lender.

        (c) The Borrower shall pay the Agent for its own account on the earlier of the Closing Date or the Drawdown Date, and not later than the anniversary of such date of each year thereafter so long as any Commitment or amount payable by the Borrower hereunder remains outstanding, an annual administration fee in an amount mutually agreed between them.

        SECTION 2.11. Borrower's Termination of Commitments. So long as no Event of Default has occurred and is continuing, the Borrower may by notice delivered to the Agent terminate the Commitment of the Lenders, ratably, in any aggregate amount not less than Ten Million Dollars ($10,000,000) and integral multiples of One Million Dollars ($1,000,000) if in excess thereof, provided that no such termination shall be effective until three (3) Business Days following receipt by the Agent of such notice. Each notice of termination given pursuant to this Section 2.11 shall be irrevocable and binding when given and shall permanently reduce the Commitment of each Lender ratably in accordance with its Percentage Interest. No amount of the Commitment for which a notice of termination has been given by the Borrower shall be available for borrowing under this Agreement. The Agent shall give each Lender prompt notice of each notice of termination of Commitment received from the Borrower.

        SECTION 2.12.  Borrower's Increase of Commitments.  (a) The
Borrower may at any time, by notice to the Agent, propose that the aggregate amount of the Commitments be increased (a "Commitment Increase"), effective as at a date (the "Increase Date") that shall be (i) prior to the Termination Date and (ii) at least three Business Days after the date specified in such notice on which agreement as to increased Commitments is to be reached (the "Commitment Date"); provided, however, that (w) the Borrower may not propose more than one Commitment Increase per calendar year, (x) the minimum proposed Commitment Increase per notice shall be an amount not less than One Hundred Million Dollars ($100,000,000), and in no event shall the aggregate amount of the Commitments at any time exceed One Billion Five Hundred Million Dollars ($1,500,000,000), (y) the Borrower's long-term senior unsecured non-credit enhanced debt ratings from Moody's and S&P are and upon giving effect to the proposed Commitment Increase shall be better than or equal to Baa2 and BBB, respectively, and (z) no Default or Event of Default has occurred and is continuing or will result upon giving effect to the Commitment Increase. The Agent shall notify the Lenders promptly upon its receipt of any such notice. The Agent agrees that it will cooperate with the Borrower in discussions with the Lenders and potential Lenders (which shall be Eligible Assignees) with a view to arranging the proposed Commitment Increase through the increase of the Commitments of one or more of the Lenders and the addition of one or more Eligible Assignees acceptable to the Agent and the Borrower as Assuming Banks and as parties to this Agreement; provided, however, that the minimum Commitment of each such Assuming Bank that becomes a party to this Agreement pursuant to this
Section 2.12 shall be at least equal to Ten Million Dollars ($10,000,000). Each Lender shall decide in its sole discretion whether to agree to increase its Commitment pursuant to this Section 2.12. If agreement is reached on or prior to the Commitment Date with the Lenders proposing to increase their respective Commitments hereunder (the "Increasing Lenders"), if any (whose allocations will be based on the ratio of each existing Lender's Commitment Increase to the aggregate of all Commitment Increases), and the Assuming Banks, if any, as to a Commitment Increase (which may be less than that specified in the applicable notice from the Borrower), such agreement to be evidenced by a notice in reasonable detail from the Borrower to the Agent on or prior to the Commitment Date, the Assuming Banks, if any, shall become Lenders hereunder as of the Increase Date and the Commitments of such Increasing Lenders and such Assuming Banks shall become or be, as the case may be, as of the Increase Date the amounts specified in such notice (and the Agent shall give notice thereof to the Lenders (including such Assuming Banks) in accordance with section (e) below); provided, however, that:

        (x) the Agent shall have received on or prior to 9:00 A.M. (New York City time) on the Increase Date (A) a duly executed (1) Series A Note for each Assuming Bank and each Increasing Lender, in each case in an amount equal to the Commitment of each such Assuming Bank and each such Increasing Lender after giving effect to such Commitment Increase, and (2) Series B Note for each Assuming Bank and each Increasing Lender, and (B) opinions of the Borrower's general counsel and special Panamanian counsel in substantially the forms of Exhibits E-1 and E-2 hereto, dated such Increase Date, together with (C) a copy, certified on the Increase Date by the Secretary, an Assistant Secretary or a comparable official of the Borrower, of the resolutions adopted by the Board of Directors of the Borrower, authorizing such Commitment Increase (with copies for each Lender, including each Assuming Bank) and (D) evidence of the good standing of the Borrower in the Republic of Panama, dated as of a recent date;

        (y) with respect to each Assuming Bank, the Agent shall have received, on or prior to 9:00 A.M. (New York City time) on the Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit F hereto, duly executed by the Borrower and such Assuming Bank, together with the Agent's processing and recordation fee of $3000; and

        (z) each Increasing Lender that proposes to increase its Commitment in connection with such Commitment Increase shall have delivered, on or prior to 9:00 A.M. (New York City time) on the Increase Date, confirmation in writing satisfactory to the Agent as to its increased Commitment.

        (b) Upon its receipt of notice from a Lender that it is increasing its Commitment hereunder, together with the appropriate Notes and opinions referred to in clause (x) above, the Agent shall (i) record the information contained therein in the Register and (ii) give prompt notice thereof to the Borrower. Upon its receipt of an Assumption Agreement executed by an Assuming Bank representing that it is an Eligible Assignee, together with the appropriate Notes, and opinions referred to in clause (x) above, and its fee referred to in clause (y) above, the Agent shall, if such Assumption Agreement has been completed and is in substantially the form of Exhibit F hereto, (i) accept such Assumption Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

        (c)  The Agent shall maintain at its address referred to in
Section 8.02 a copy of each Assumption Agreement delivered to and accepted by it and record in the Register the names and addresses of the Assuming Banks and of the Increasing Lenders and the Commitment of, and principal amount of the Advances owing to, each such Assuming Bank and each such Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

        (d) In the event that the Agent shall not have received notice from the Borrower as to such agreement on or prior to the Commitment Date or the Borrower shall, by notice to the Agent prior to the Commitment Date, withdraw such proposal or any of the actions provided for in clauses (x) through (z) above shall not have occurred by the Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, the actions theretofore taken under clauses (x) through (z) above shall be deemed to be of no effect, and all the rights and obligations of the parties shall continue as if no such proposal had been made.

        (e) In the event that the Agent shall have received notice from the Borrower as to such agreement on or prior to the Commitment Date and the action provided for in clauses (x) through (z) above shall have occurred by 9:00 A.M. (New York City time) on the Increase Date, the Agent shall notify the Lenders (including the Assuming Banks) of the occurrence of the Increase Date promptly and in any event by 10:00 A.M. (New York City time) on such date by telecopier, telex or cable. Each Increasing Lender and each Assuming Bank shall, before 11:00 A.M. ( New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, an amount equal to such Increasing Lender's or Assuming Bank's ratable portion of the A Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). After the Agent's receipt of such funds, the Agent will promptly thereafter cause to be distributed like funds to the Lenders for the account of their respective Applicable Lending Offices in an amount to each Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender's ratable portion of the A Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase). If the Increase Date shall occur on a date that is not the last day of the Interest Period of all A Advances then outstanding bearing interest based on the LIBOR Rate, (a) the Borrower shall pay any amounts owing pursuant to Section 8.04(b) as a result of the distributions to Lenders under this Section 2.11(e) and (b) for each outstanding A Borrowing comprised of LIBOR Rate Advances, the respective Advances made by the Increasing Lenders and the Assuming Banks pursuant to this Section 2.11(e) shall be Base Rate Advances until the last day of the then existing Interest Period for such A Borrowing.


                                  ARTICLE III

                             CONDITIONS OF LENDING

        SECTION 3.01. Conditions Precedent to Initial Advances to be Made On or After December 17, 1996. The obligation of each Lender (other than the Designated Bidders) to make its initial Advance on or after December 17, 1996 is subject to the condition precedent that the Agent shall have received on or before the Drawdown Date of such initial Borrowing the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

        (a) The Series A Notes and the Series B Notes payable to the Lenders, respectively, in the forms attached as Exhibit A-1, and A-2, respectively, to this Agreement as amended and restated, exchanged for the Series A and Series B Notes dated prior to December 17, 1996.

        (b) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement as amended and restated and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement as amended and restated and the Notes.

        (c) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement as amended and restated and the Notes and the other documents to be delivered hereunder.

        (d) A favorable opinion of Arnaldo Perez, general counsel of the Borrower, and of Messrs. Tapia, Linares y Alfaro, special Panamanian counsel to the Borrower, substantially in the form of Exhibits E-1 and E-2 to this Agreement, respectively, referring however to this Agreement as amended and restated, the Notes issued in respect of such initial Borrowing on or after December 17, 1996, and as to such other matters as any Lender through the Agent may reasonably request. The Borrower hereby instructs each such counsel to deliver its opinion to the Agent and the Lenders.

        (e) A favorable opinion of Messrs. Haight, Gardner, Poor & Havens, special New York counsel to the Agent, as to such matters as any Lender through the Agent may reasonably request.

        (f)  A letter from the Process Agent, referred to and defined in
   Section 8.07 of this Agreement, in which it agrees to act as Process Agent for the Borrower and to deliver forthwith to the Borrower all process received by it as such Process Agent.

        (g) Evidence of the good standing of the Borrower in the Republic of Panama, dated as of a recent date.

        (h) An irrevocable notice, effective on or before the Drawdown Date of such Borrowing, from the Borrower terminating the Commitment (as therein defined) pursuant to the terms of Section 2.11 of the U.S.$250,000,000 Revolving Credit Agreement dated as of December 5, 1995 by and among the Borrower, the agent and the banks named therein, and repayment in full prior to the such Drawdown Date of all notes issued thereunder.

        (i) All corporate or other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents and the Transaction shall be reasonably satisfactory in form and substance to each of the Lenders (other than the Designated Bidders) and the Agent and their counsel.

        (j) Upon the execution and delivery of this Agreement as amended and restated, the Agent shall supplement Schedule I hereto by adding thereto as to each Lender first becoming a party to this Agreement as of such date, the name, address and other information required in
   Schedule I in respect of each Lender's Domestic Lending Office and Eurodollar Lending Office.

        (k)  Evidence of payment by the Borrower of all applicable
documentary stamp      taxes (if any) payable in connection with the
                       authorization, execution and delivery of each of the Loan Documents, and the performance of the transactions hereby or thereby contemplated, or an opinion of counsel that no such taxes are payable.

        SECTION 3.02. Conditions Precedent to Each A Borrowing. The obligation of each Lender to make an A Advance on the occasion of each A Borrowing (including the initial A Borrowing) shall be subject to the further conditions precedent that on the Drawdown Date of such A Borrowing
(a) the following statements shall be true, and the Agent shall have received for the account of such Lender a certificate signed by a duly authorized officer of the Borrower, effective as of the date of such A Borrowing, stating that (and each of the giving of the applicable Notice of A Borrowing and the acceptance by the Borrower of the proceeds of such A Borrowing shall constitute a representation and warranty by the Borrower that on the date of such A Borrowing such statements are true):

        (i) The representations and warranties contained in Section 4.01 are correct on and as of the date of such A Borrowing, before and after giving effect to such A Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except that the representation set forth in the last sentence of Section 4.01(e) shall be made only (y) on the occasion of the initial A Borrowing on or after December 17, 1996 and (z) on the occasion of each A Borrowing resulting in an aggregate outstanding principal amount of A Advances greater than such amount outstanding immediately prior to such A Borrowing, and

        (ii) No Default or Event of Default has occurred and is continuing, or would result from such A Borrowing or from the application of the proceeds therefrom;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender (other than the Designated Bidders) through the Agent may reasonably request.

        SECTION 3.03. Conditions Precedent to Each B Borrowing. The obligation of each Lender which is to make a B Advance on the occasion of a B Borrowing (including the initial B Borrowing) to make such B Advance as part of such B Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of B Borrowing with respect thereto and (ii) on the Drawdown Date of such B Borrowing the following statements shall be true (and each of the giving of the applicable Notice of B Borrowing and the acceptance by the Borrower of the proceeds of such B Borrowing shall constitute representation and warranty by the Borrower that on the date of such B Borrowing such statements are true):

        (a) The representations and warranties contained in Section 4.01 are correct on and as of the date of such B Borrowing, before and after giving effect to such B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,

        (b) No Default or Event of Default has occurred and is continuing, or would result from such B Borrowing or from the application of the proceeds therefrom, and

        (c) No event has occurred and no circumstance exists as a result of which the information concerning the Borrower that has been provided to the Agent and each Lender by the Borrower in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

        SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

        (a) Due Existence; Compliance. The Borrower is a corporation duly incorporated, validly existing and in good standing, under the laws of Panama and has all requisite corporate power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under the Loan Documents, to which it is, or will be, a party. Each of the Borrower and its Subsidiaries excluding Specified Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing, where applicable, in all jurisdictions in which it owns or leases property (including vessels), or proposes to own or lease property (including vessels), or in which the conduct of its business, and the conduct of its business upon consummation of the Transaction, requires it to so qualify or be licensed, except to the extent that the failure to so qualify or be in good standing would have no material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries excluding Specified Subsidiaries or the ability of any such Person to perform its obligations under any of the Loan Documents to which it is or may be a party. Each of the Borrower and its Subsidiaries excluding Specified Subsidiaries is in compliance in all material respects with all applicable laws, rules, regulations and orders.

        (b) Corporate Authorities; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or will be, a party are within its corporate powers and have been duly authorized by all necessary corporate and stockholder approvals and (i) do not contravene its charter or by-laws or any law, rule, regulation, judgment, order or decree applicable to or binding on the Borrower or its Subsidiaries excluding Specified Subsidiaries and (ii) do not contravene, and will not result in the creation of any Lien under, any provision of any contract, indenture, mortgage or agreement to which any of the Borrower or its Subsidiaries excluding Specified Subsidiaries is a party, or by which it or any of its properties are bound.

        (c) Government Approvals and Authorizations. No authorization or approval (including exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by or enforcement against the Borrower of the Loan Documents (except such as have been duly obtained or made and remain in full force and effect).

        (d) Legal, Valid and Binding. Each of the Loan Documents is, or upon delivery will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms (except as enforcement may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws generally affecting creditors' rights as well as the award by courts of relief in lieu of specific performance of contractual provisions).

        (e) Financial Information. Each of the consolidated annual audited balance sheet of the Borrower as at November 30, 1995, and the consolidated quarterly unaudited balance sheet of the Borrower as at August 31, 1996, and the related statements of operations and statements of cash flows of the Borrower and its Subsidiaries for the fiscal year or fiscal quarter then ended, as the case may be, copies of which have been furnished heretofore by the Borrower to the Agent, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied (subject, in the case of the August 31, 1996 statements to normal year-end audit adjustments). Since November 30, 1995, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of the Borrower or any of its Subsidiaries excluding Specified Subsidiaries.

        (f) Litigation. There is not pending nor, to the knowledge of the Borrower upon due inquiry and investigation, threatened any action or proceeding affecting any of the Borrower or its Subsidiaries, by or before any court, governmental agency or arbitrator, which reasonably could be expected (i) to materially adversely affect the assets, business, properties, prospects, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, or
   (ii) to prohibit, limit in any way or materially adversely affect the consummation of the Transaction contemplated by the Loan Documents, including, without limitation, the ability of the Borrower to perform its obligations under this Agreement or any Note.

        (g) Immunities. Neither the Borrower nor any of its Subsidiaries, nor the property of any of them, has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction of its organization.

        (h) No Taxes. There is no tax, levy, impost, deduction, charge or withholding or similar item imposed (i) by Panama or the States of Florida or New York, or by any political subdivision of any of the foregoing, on or by virtue of the execution and delivery of these representations and warranties, the execution or delivery or enforcement of this Agreement or any Note or any other document to be furnished hereunder or thereunder, provided with respect to Florida that each Note is executed outside Florida and, subsequent to its execution outside Florida, that it is not brought into Florida at any time, or (ii) by Panama or the States of Florida or New York, or by any political subdivision of any of the foregoing, on any payment to be made by the Borrower pursuant to this Agreement or any Note, other than taxes on or measured by net income imposed by any such jurisdiction in which the Lender has its situs of organization or a fixed place of business.

        (i) No Filing. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any Note in each of Panama and the States of Florida and New York, it is not necessary that this Agreement or any Note, or any other document related to any thereof, be filed or recorded with any court or other authority in such jurisdiction, or that any stamp or similar tax be paid on or with respect to this Agreement or any Note except to the extent provided in
   (h) above.

        (j) No Defaults. There does not exist (i) any event of default, or any event that with notice or lapse of time or both would constitute an event of default, under any agreement to which any of the Borrower or any of its Subsidiaries is a party or by which any of them may be bound, or to which any of their properties or assets may be subject, which default would have a material adverse effect on the Borrower and its Subsidiaries taken as a whole, or would materially adversely affect their ability to perform their respective obligations under this Agreement or any Note, or (ii) any event which is or would result in a Default or Event of Default.

        (k) Margin Regulations. No part of the proceeds of the Loan will be used for any purpose that violates the provisions of any of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
   None of the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, within the meaning of Regulations G, T, U and X issued by the Board of Governors of the Federal Reserve System.

        (l) Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company" (as each of such terms is defined or used in the Investment Company Act of 1940, as amended).

        (m) Taxes Paid. (i) Each of the Borrower and its Subsidiaries excluding Specified Subsidiaries (A) has filed or caused to be filed, or has timely requested an extension to file or has received from the relevant governmental authorities an extension to file, all material tax returns which are required to have been filed, and (B) has paid all taxes shown to be due and payable on said returns or extension requests or on any material assessments made against it or any of its properties, and all other material taxes, fees or other charges imposed on it or any of its properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which appropriate reserves in conformity with GAAP have been provided on its books); and (ii) no material tax liens have been filed and no material claims are being asserted with respect to any such taxes, fees or other charges other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which appropriate reserves in accordance with GAAP have been provided on its books; provided, however, that the representations and warranties made in subdivisions (i)(A) and (i)(B) of this paragraph (m) with respect to HAL and the HAL Subsidiaries acquired on or about January 17, 1989 are limited to tax returns required to be filed with respect to the period from and after January 1, 1989.

        (n) Disclosure. No representation, warranty or statement made or document or financial statement provided by the Borrower or any Affiliate or Subsidiary thereof, in or pursuant to this Agreement or any Note, or in any other document furnished in connection therewith, is untrue or incomplete in any material respect or contains any misrepresentation of a material fact or omits to state any material fact necessary to make any such statement herein or therein not misleading.

        (o) Good Title. The Borrower has good title to its properties and assets, except for (i) as permitted under this Agreement, existing or future Liens, security interests, mortgages, conditional sales arrangements and other encumbrances either securing Indebtedness or other liabilities of the Borrower or any of its Subsidiaries, or which the Borrower in its reasonable business judgment has determined would not be reasonably expected to materially interfere with the business or operations of the Borrower and its Subsidiaries as conducted from time to time, and (ii) minor irregularities therein which do not materially adversely affect their value or utility.

        (p) ERISA. (i) No Insufficiency or Termination Event has occurred or is reasonably expected to occur, and no "accumulated funding deficiency" exists and no "variance" from the "minimum funding standard" has been granted (each such term as defined in Part III, Subtitle B, of Title I of ERISA) with respect to any Plan (other than any Multiemployer Plan or Plan that has been terminated and all the liabilities of which have been satisfied in full prior to March 30,
   1990) in which the Borrower or any of its Subsidiaries excluding Specified Subsidiaries is a participant.

      (ii) None of the Borrower nor any ERISA Affiliate excluding Specified Subsidiaries has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan.

      (iii) None of the Borrower nor any ERISA Affiliate excluding Specified Subsidiaries has received any notification that any Multiemployer Plan in which it is a participant is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.


                                   ARTICLE V

                          COVENANTS OF THE BORROWER.

        SECTION 5.01. Affirmative Covenants. So long as an Advance or any other Obligation shall remain unpaid or any Lender shall have any Commitment under this Agreement, the Borrower shall, unless the Agent on behalf of the Lenders shall otherwise consent in writing in accordance with
Section 7.04, comply with each of the following affirmative covenants:

        (a) Compliance with Laws. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, and to pay when due all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been provided.

        (b) Use of Proceeds. The Borrower shall use all proceeds of the Notes for such general corporate purposes as may be permitted under applicable law, including support for its commercial paper programs, if any, except that subject to receipt by the Agent from the Borrower of written notice, the Borrower may use proceeds of the Notes up to the Dollar amount specified in the Borrower's said notice to the Agent solely to satisfy the Borrower's payment obligations as described in such notice, provided that neither the Agent nor any Bank shall have any responsibility as to the use of such proceeds.

        (c)  Financial Information; Defaults.

        (i) The Borrower shall promptly inform the Agent of any event which is or may become a default or breach of the Borrower's obligations under the Loan Documents or result in a Default or Event of Default, or any event which materially adversely affects its ability fully to perform any of its obligations under any Loan Document, or any event of default which has occurred and is continuing under any material agreement to which the Borrower or any of its Subsidiaries is a party;

        (ii) As soon as the same become available, but in any event within 120 days after the end of each of its fiscal years, the Borrower shall deliver to the Agent on behalf of the Lenders
             (A) audited consolidated financial statements of (1) the Borrower and (2) NCL, formerly known as Kloster Cruise Limited, if required other than by the Agent or the Lenders and (B) unaudited consolidated financial statements of NCL if audited financial statements are not so required. All such audited consolidated financial statements of the Borrower shall set forth, in comparative form the corresponding figures for the preceding fiscal year (excluding, as to any Subsidiary acquired after the Closing Date, corresponding information for the period preceding its acquisition); all such audited consolidated financial statements shall be accompanied by an opinion thereon of independent certified public accountants of recognized national standing acceptable to the Agent, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of each of (1) the Borrower and (2) NCL, if required other than by the Agent or the Lenders, as at the end of, and for, such fiscal year;

        (iii) As soon as the same become available and in any event within 75 days after the end of each fiscal quarter of each of its fiscal years, the Borrower shall deliver to the Agent on behalf of the Lenders (A) unaudited consolidated statements of income, retained earnings and cash flow of (1) the Borrower, and (2) NCL, in each case for each such quarterly period and for the period from the beginning of its then current fiscal year to the end of such period, and (B) related unaudited consolidated balance sheets of (1) the Borrower and (2) NCL, in each case as at the end of each such quarterly period. Delivery of the Borrower's quarterly financial statements containing information required to be filed with the Securities and Exchange Commission on Form 10-Q (as in effect on the Closing Date) shall satisfy the requirements of the first sentence of this Section 5.01(c)(iii) insofar as they relate to the Borrower on a consolidated basis, provided however that such requirements shall not be satisfied if the Borrower makes no such filings or if there is a material change after the Closing Date in the form or substance of financial disclosures and financial information required to be set forth in Form 10-Q. All such unaudited consolidated financial statements shall be accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that such financial statements fairly present the consolidated financial condition and results of the operations of each of (1) the Borrower and (2) NCL, as at the end of, and for, such period (subject to normal year end audit adjustments) in accordance with GAAP, consistently applied;

        (iv) Together with the financial statements to be delivered to the Agent on behalf of the Lenders from time to time pursuant to clauses (ii) and (iii) of this Section 5.01(c), the Borrower shall deliver to the Agent a certificate of a senior financial officer of the Borrower, which certificate shall
             (A) state that the consolidated financial condition and operations of the Borrower and its Subsidiaries are such as to be in compliance with all of the provisions of Sections 5.01(d) and 5.02(a) and (f) of this Agreement,
             (B) set forth in reasonable detail the computations necessary to determine whether the provisions of Sections 5.01(d) and 5.02(a) and (f) have been complied with, and (C) state that no Default or Event of Default has occurred and is continuing;

        (v)  [Reserved.]

        (vi) Promptly upon their becoming available, the Borrower shall deliver to the Agent copies of all registration statements and periodic reports which each of the Borrower and NCL shall have filed with the Securities and Exchange Commission or any national securities exchange or market and any ratings (and changes thereto) of its debt by Standard & Poor's Ratings Services and Moody's Investors Services, Inc.;

        (vii) Promptly upon the mailing thereof to its shareholders, the Borrower shall deliver to the Agent copies of all financial statements and reports so mailed;

        (viii) As soon as reasonably possible, the Borrower shall deliver to the Agent copies of all reports and notices which it or any of its Subsidiaries files under ERISA with the Internal Revenue Service, the PBGC, the U.S. Department of Labor or the sponsor of a Multiemployer Plan, or which it or any of its Subsidiaries receives from the PBGC or the sponsor of a Multiemployer Plan related to (a) any Termination Event and (b) with respect to a Multiemployer Plan, (x) any Withdrawal Liability, (y) any actual or expected reorganization (within the meaning of Title IV of ERISA), or (z) any termination of a Multiemployer Plan (within the meaning of Title IV of ERISA);

        (ix) From time to time on request, the Borrower shall furnish the Agent and any of the Lenders with such information and documents, and provide access to the books, records and agreements of the Borrower, or any Subsidiary or Affiliate of the Borrower, as the Agent or any of the Lenders may reasonably require. All certificates, materials and documents to be furnished by the Borrower under this Section 5.01(c) shall be provided to the Agent in such number of copies as the Agent may reasonably request and shall be furnished promptly by the Agent to the Lenders; and

        (x) Notwithstanding the other terms of this Section 5.01(c), the Borrower shall have no obligation to provide the materials and information required by this Section 5.01(c) respecting NCL or any other Specified Subsidiary in the event such Person is not a Subsidiary of the Borrower.

        (d)  Financial Covenants.  The Borrower shall ensure that:

        (i) the ratio of its Total Debt to Total Capital, tested quarterly, shall be at all times less than fifty percent (50%); and

        (ii) at the end of each fiscal quarter, the amount of its Consolidated Cash Flow shall be, as at the end of each of the four fiscal quarters immediately preceding covenant testing, at least 125% of the sum of (i) the aggregate amount of (x) dividend payments, (y) scheduled principal loan repayments and (z) scheduled Capital Lease payments made, in respect of the Borrower, on a consolidated basis excluding the Specified Subsidiaries, in the four fiscal quarters immediately preceding covenant testing.

        (e) Corporate Existence, Mergers. The Borrower shall preserve and maintain in full force and effect its corporate existence and rights and those of its Subsidiaries, and not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person or permit any of its Subsidiaries to do so, except that (v) any Subsidiary of the Borrower other than a Specified Subsidiary may merge or consolidate with or into the Borrower if the surviving entity is the Borrower, or transfer assets to, or acquire assets of the Borrower so long as such assets do not constitute all or substantially all of the assets of the Borrower, (w) any Subsidiary of the Borrower other than a Specified Subsidiary may merge or consolidate with or into, or transfer assets to, or acquire assets of, any other Subsidiary of the Borrower other than a Specified Subsidiary, (x) the Borrower and its Subsidiaries may acquire all or substantially all of the assets of any Person if the surviving entity is the Borrower or such Subsidiary, as the case may be, (y) any Specified Subsidiary may merge or consolidate with or into, or transfer assets to, the Borrower or any of its Subsidiaries, provided that the Borrower or such Subsidiary other than a Specified Subsidiary is the surviving entity and (z) the Borrower may cause the change of its jurisdiction by way of merger or otherwise, upon consent of the Majority Lenders, which consent shall not unreasonably be denied. Notwithstanding the foregoing, neither Windstar Sail Cruises Ltd., nor any of its Subsidiaries shall (y) acquire any of the assets of the Borrower or any of its other Subsidiaries or (z) merge or consolidate with or into the Borrower or any of its other Subsidiaries unless the resulting entity is the Borrower or one of the Borrower's Subsidiaries other than Windstar Sail Cruises Ltd. or any of its Subsidiaries.

        (f) Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, insure and keep insured, with financially sound and reputable insurers, so much of its properties, in such amounts and against such risks, as to all the foregoing, in each case, reasonably satisfactory to the Lenders and as are usually and customarily insured by companies engaged in a similar business with respect to properties of a similar character.

        (g) Actions Respecting Certain Excess Sale Proceeds. In the event that during the period from and including December 17, 1996 to and including the Termination Date, the Borrower or its Subsidiaries shall sell or otherwise dispose of, in one or more transactions (but excluding any sale or disposition permitted by Section 5.01(e) or any sale or disposition of any or all of the assets or capital stock of NCL or Windstar Sail Cruises Ltd. or any of their respective Subsidiaries) "assets" (as hereinafter defined) with an aggregate book value in excess of One Billion Five Hundred Million Dollars ($1,500,000,000), the Borrower shall apply all proceeds of such sale or disposition in an amount at least equal to the amount (the "Excess Amount") in excess of One Billion Five Hundred Million Dollars ($1,500,000,000), first, to the prepayment, pro rata, of the outstanding amount of each A Advance, second to establish cash collateral with the Agent for the payment when due on a pro rata basis of the outstanding amount of each B Advance, and third the balance, if any, to such general corporate purposes as may be permitted under applicable law provided however that the Borrower shall terminate the Commitment of the Lenders in an amount at least equal to such balance. For purposes of testing covenant compliance under this Section 5.01(g), "assets" shall mean only such assets having a book value at the time of sale or disposition greater than Ten Million Dollars ($10,000,000).

        (h) Further Assurances. The Borrower shall, from time to time upon the request of any Lender, accept for cancellation any Note or Notes held by and payable to such Lender, and thereupon the Borrower shall execute and deliver to such Lender, payable to it and its registered assigns, a substitute Note or Notes in like form and total aggregate amount as the canceled Note or Notes, but in any denomination not smaller than Ten Million Dollars ($10,000,000) or such lesser amount as such Lender may request (but not less than Five Million Dollars ($5,000,000)) as shall constitute the outstanding principal of all outstanding Notes held by such Lender. The Borrower shall do all things necessary to maintain each of the Loan Documents as legal, valid and binding obligations, enforceable in accordance with their respective terms by the Agent and the Lenders. The Borrower shall take such other actions and deliver such instruments as may be necessary or advisable, in the opinion of the Agent on behalf of the Lenders to protect the rights and remedies of the Agent and the Lenders under the Loan Documents.

        SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation shall remain unpaid or any Lender shall have any Commitment, the Borrower shall not, unless the Agent on behalf of the Lenders shall otherwise consent in writing in accordance with Section 7.04:

        (a) Sale of Assets. Unless permitted by Section 5.01(e), or in compliance with Section 5.01(g), sell or otherwise dispose of, or permit any of its Subsidiaries to sell or dispose of, in one or more transactions, (but excluding any sale or disposition of any or all of the assets or capital stock of NCL or Windstar Sail Cruises Ltd. or any of their respective Subsidiaries), (i) during any fiscal year, "assets" (as hereinafter defined) with an aggregate book value in excess of Five Hundred Million Dollars ($500,000,000), or (ii) during the period from and including December 17, 1996 to and including the Termination Date, "assets" (as hereinafter defined) with a book value in excess of One Billion Five Hundred Million Dollars ($1,500,000,000). For purposes of testing covenant compliance under this Section 5.02(a), "assets" shall mean only such assets having a book value at the time of sale or disposition greater than Ten Million Dollars ($10,000,000).

        (b) Limitation on Payment Restrictions Affecting Subsidiaries. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than those contained in or permitted by or through any other provision of this Agreement or the other Loan Documents, including those contained in documents existing on the Closing Date evidencing Indebtedness permitted by any of the foregoing) on the ability of any Subsidiary to (i) pay dividends or make any other distributions on such Subsidiary's capital stock or pay any Indebtedness owed to the Borrower or any of its Subsidiaries,
   (ii) make loans or advances to the Borrower or any of its Subsidiaries, or (iii) transfer any of its property or assets to the Borrower or any of its Subsidiaries.

        (c)  Transactions with Officers, Directors and Shareholders.
   Enter or permit any of its Subsidiaries to enter into any transaction or agreement, including but not limited to any lease, Capital Lease, purchase or sale of real property, purchase of goods or services, with any Subsidiary, Affiliate or any officer, or director of the Borrower or of any such Subsidiary or Affiliate, or any record or known beneficial owner of equity securities of any such Subsidiary, any known record or beneficial owner of equity securities of any such Affiliate or the Borrower, or any record or beneficial owner of at least five percent (5%) of the equity securities of the Borrower, except on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person and except between Subsidiaries which are consolidated for financial reporting purposes with the Borrower.

        (d) Compliance with ERISA. Become party to any prohibited transaction, reportable event, accumulated funding deficiency or plan termination, all within the meaning of ERISA and the Code with respect to any Plan as to which there is an Insufficiency, nor permit any Subsidiary to do so (except with respect to a Multiemployer Plan if the foregoing shall result from the act or omission of a Person party to such Multiemployer Plan other than the Borrower or its Subsidiary).

        (e) Investment Company. Be or become an investment company subject to the registration requirements of the Investment Company Act of 1940, as amended, or permit any Subsidiary to do so.

        (f) Liens. Create or incur, or suffer to be created or incurred or come to exist, any Lien in respect of Indebtedness on any vessel or other of its properties or assets of any kind, real or personal, tangible or intangible, included in the Borrower's consolidated balance sheet excluding Specified Subsidiaries in accordance with GAAP, nor shall the Borrower permit any of its Subsidiaries excluding Specified Subsidiaries to do any of the foregoing. Solely for purposes of the preceding sentence the term "Lien" shall not include (i) Liens with respect to Indebtedness under the Swaps Documents and (ii) other Liens in respect of Indebtedness up to an amount not greater than 40% of the amount of total assets of the Borrower as shown on its consolidated balance sheet excluding Specified Subsidiaries (but excluding the value of any intangible assets) for the relevant period.

        (g) Organizational Documents. Amend its articles of incorporation (or similar charter documents) or by-laws (except for such amendments as shall not adversely affect the rights and remedies of the Agent or any Lender).


                                  ARTICLE VI

                                    DEFAULT

        SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

        (a) The Borrower shall fail to pay any Facility Fee, or any installment of principal of an Advance, when due, or shall fail to pay any interest on any such Advance or fee within two (2) days after such interest shall become due; or

        (b) Any representation or warranty made by or on behalf of the Borrower under or in connection with this Agreement or any of the other Loan Documents shall prove to have been incorrect in any material respect when made; or

        (c) The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the other Loan Documents on its part to be performed or observed and, in each case, any such failure shall remain unremedied for fifteen (15) days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

        (d) The Borrower or any of its Subsidiaries excluding Specified Subsidiaries shall fail to pay any amount or amounts due in respect of Indebtedness in the aggregate amount in excess of Fifty Million Dollars ($50,000,000) (but excluding Indebtedness resulting from the Advances) of the Borrower or such Subsidiary when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under one or more agreements or instruments relating to Indebtedness in the aggregate amount in excess of Fifty Million Dollars ($50,000,000) (but excluding Indebtedness resulting from the Advances) of the Borrower or such Subsidiary, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

        (e)(1) The Borrower or any of its Subsidiaries excluding Specified Subsidiaries shall (A) generally not pay its debts as such debts become due, (B) threaten to stop making payments generally, (C) admit in writing its inability to pay its debts generally, (D) make a general assignment for the benefit of creditors, (E) not be Solvent or
   (F) be unable to pay its debts;

        (2) Any proceeding shall be instituted in any jurisdiction by or against the Borrower or any of its Subsidiaries excluding Specified Subsidiaries (A) seeking to adjudicate it a bankrupt or insolvent, (B) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (C) seeking the entry of an administration order, an order for relief, or the appointment of a receiver, trustee, or other similar official, for it or for any substantial part of its property, provided, that, in the case of any such proceeding instituted against but not by the Borrower or any of its Subsidiaries excluding Specified Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of forty-five (45) days or any of the relief sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall be granted; or

        (3) (A) The Borrower or any of its Subsidiaries excluding Specified Subsidiaries shall take any corporate action to authorize any of the actions set forth above in subparagraph (e)(2) of this Section 6.01, or (B) any director, or if one or more directors are elected and acting, any two directors of the Borrower or any of its Subsidiaries excluding Specified Subsidiaries, or any Person owning directly, or indirectly, shares of capital stock of the Borrower or any of its Subsidiaries excluding Specified Subsidiaries in a number sufficient to elect a majority of directors of the Borrower or any of its Subsidiaries, shall take any preparatory or other steps to convene a meeting of any kind of the Borrower or any of its Subsidiaries excluding Specified Subsidiaries, or any meeting is convened or any other preparatory steps are taken, for the purposes of considering or passing any resolution or taking any corporate action to authorize any of the actions set forth above in subparagraph (e)(2) of this Section 6.01; or

        (f) One or more judgments or orders for the payment of money, singly or in the aggregate, in excess of an amount equal to Fifty Million Dollars ($50,000,000) shall be rendered against the Borrower or any of its Subsidiaries excluding Specified Subsidiaries and either
   (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall have elapsed any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not have been in effect; or

        (g)  [Reserved.]

        (h) Any Person, singly or acting in concert with one or more other Persons, shall directly or indirectly, own, control or have Options respecting shares of capital stock of the Borrower entitled to elect directors in a number of such shares greater than the number of such shares owned, directly or indirectly, by Micky Arison or Ted Arison (or, in the event of his death, a member of his immediate family or another Person reasonably acceptable to the Lenders); or

        (i) Any material provision of any of the Loan Documents after delivery thereof shall for any reason cease to be valid and binding on the parties thereto (other than the Lenders and the Agent), or any party thereto (other than a Lender or the Agent) shall so state in writing;

then, and in any such event, the Agent on direction of the Majority Lenders
(i) shall, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate, and (ii) shall, by notice to the Borrower, declare each Advance and the Notes, and all interest thereon and all other amounts payable under this Agreement, to be forthwith due and payable (except that no notice shall be required upon the occurrence of an Event of Default described in paragraph (e) of this Section 6.01) whereupon each Advance, each Note, all such interest and all such amounts shall become and be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VII

                RELATION OF LENDERS; ASSIGNMENTS, DESIGNATIONS
                              AND PARTICIPATIONS

        SECTION 7.01. Lenders and Agent. The general administration of this Agreement and the Loan Documents shall be by the Agent, and each Lender hereby authorizes and directs the Agent to take such action (including without limitation retaining lawyers, accountants, surveyors or other experts) or forbear from taking such action as in the Agent's reasonable opinion may be necessary or desirable for the administration hereof (subject to any direction of the Majority Lenders and to the other requirements of
Section 7.04 hereof). The Agent shall inform each Lender, and each Lender shall inform the Agent, of the occurrence of any Event of Default promptly after obtaining knowledge thereof; however, unless it has actual knowledge of an Event of Default, each of the Agent and the Lenders may assume that no Event of Default has occurred.

        SECTION 7.02. Pro Rata Sharing. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the A Advances made by it (other than pursuant to Section 2.06(c), 2.07 or 2.09) in excess of its ratable share of payments on account of the A Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the A Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Any Lender so purchasing a participation from another Lender pursuant to this Section 7.02 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        SECTION 7.03. Setoff. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

        SECTION 7.04. Approvals. Upon any occasion requiring or permitting an approval of any amendment or modification or any consent, waiver, declaring an Event of Default or taking any action thereafter, or any other action on the part of the Agent or the Lenders under any of the Loan Documents, (1) action may (but shall not be required to) be taken by the Agent for and on the behalf or for the benefit of all Lenders, provided
(A) that no other direction of the Majority Lenders shall have been previously received by the Agent, and (B) that the Agent shall have received consent of the Majority Lenders to enter into any written amendment or modification of the provisions of any of the Loan Documents, or to consent in writing to any material departure from the terms of any Loan Documents by the Borrower or any other party thereto or (2) action shall be taken by the Agent upon the direction of the Majority Lenders, and any such action shall be binding on all Lenders; provided further, however, that unless all of the Lenders (other than the Designated Bidders) agree in writing thereto, no amendment, modification, waiver, consent or other action with respect to this Agreement or any of the Series A Notes shall be effective which
(a) increases the Commitment or increases the Percentage Interest of any of the Lenders, except as permitted under Section 2.12, (b) reduces any commission, fee, the principal or interest owing to any Lender in respect of the Series A Notes hereunder or the method of calculation of any thereof,
(c) extends the Termination Date or the date on which any sum in respect of the Series A Notes is due hereunder, (d) releases any collateral, guaranty or other security, (e) amends the provisions of this Section 7.04 or the definition of Majority Lenders, or (f) waives any condition for Borrowing set forth in Article III.

        SECTION 7.05. Exculpation. The Agent shall not be liable or answerable for anything whatsoever in connection with any of the Loan Documents or other instrument or agreement required hereunder or thereunder, including responsibility in respect of the execution, delivery, construction or enforcement of any of the Loan Documents or any such other instrument or agreement, or for any action taken or not taken by the Agent in any case involving exercise of any power or authority conferred upon the Agent under any thereof, except for its wilful misconduct or gross negligence, and the Agent shall have no duties or obligations other than as provided herein and therein. The Agent shall be entitled to rely on any opinion of counsel (including counsel for the Borrower or any of its Subsidiaries) in relation to any of the Loan Documents or any other instrument or agreement required hereunder or thereunder and upon writings, statements and communications received from the Borrower or any of its Subsidiaries (including any representation made in or in connection with any Loan Document), or from any other party to any of the Loan Documents or any documents referred to therein or any other Person, firm or corporation reasonably believed by it to be authentic, and the Agent shall not be required to investigate the truth or accuracy of any writing or representation, nor shall the Agent be liable for any action it has taken or omitted in good faith on such reliance.

        SECTION 7.06. Indemnification. Each Lender (other than any Designated Bidder) agrees to indemnify the Agent, except to the extent reimbursed by the Borrower and except in the case of any suit by any Lender against the Agent resulting in a final judgment against the Agent, ratably according to the aggregate principal amount of the Series A Notes then held by it (or if no Series A Notes are outstanding or if any such Series A Notes are held by Persons which are not Lenders, ratably according to the amount of its Commitment) against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except to the extent the foregoing results from the Agent's gross negligence or wilful misconduct) which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of (y) any of the Loan Documents or any other instrument or agreement contemplated hereunder or thereunder or (z) any action taken or omitted by the Agent under any of the Loan Documents or such other instrument or agreement.

        SECTION 7.07. Agent as Lender. The Agent shall, in its individual capacity, have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an agent; the term "Lenders" shall include the Agent in its individual capacity to the extent of its Percentage Interest. The Agent and its Subsidiaries and Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower and its Subsidiaries and Affiliates, as if it were not the Agent.

        SECTION 7.08.  Notice of Transfer; Resignation; Successor Agent.
(a) The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender's interest in any Loan and any other instrument or agreement contemplated hereunder or thereunder for all purposes hereof unless and until a written notice of the assignment or transfer thereof, executed by such Lender and otherwise in compliance with the requirements of
Section 7.10 hereof, shall have been received and accepted by the Agent.
The Agent shall resign if directed by the Majority Lenders for any reason. The Agent may not resign at any time, except that, upon written notice to the Lenders and the Borrower, the Agent may resign if in its judgment there exist or may occur reasons related to conflict of interest, a change in, or violation of, law or regulation or interpretation thereof, or such other occurrence that may prevent or impede the Agent in discharging its duties hereunder faithfully and effectively in accordance with their terms.

        (b)  Any successor Agent shall be appointed by the Majority
Lenders and shall be a bank or trust company reasonably satisfactory to the Borrower (so long as no Event of Default shall have occurred and be continuing) and the Majority Lenders. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lender's removal of the Agent, then such retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

        SECTION 7.09. Credit Decision; Not Trustee. Each Lender represents that it has made, and agrees that it shall continue to make, its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries, and its own appraisal of the creditworthiness of the Borrower and its Affiliates and Subsidiaries in connection with the making and performance of this Agreement. The Agent has and shall have no duty or responsibility whatsoever on the date hereof or, except as otherwise expressly provided in this Agreement at any time hereafter, to provide any Lender with any credit or other information. Nothing herein shall (nor shall it be construed so as to) constitute the Agent a trustee for the Borrower or its Subsidiaries or impose on it any duties or obligations other than those for which express provision is made in this Agreement or under the other Loan Documents.

        SECTION 7.10.  Assignments, Designations and Participation.
(a) Each Lender (other than the Designated Bidders) may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make B Advances, B Advances owing to it or Series B Notes), (ii) unless the Borrower shall otherwise agree with the assigning Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) that is not to a then existing Lender hereunder, or to a Designated Bidder designated by a then existing Bank hereunder shall in no event be less than Ten Million Dollars ($10,000,000) (and in increments of One Million Dollars ($1,000,000) in excess thereof) or such lesser amount as shall constitute all of such assigning Bank's Commitment and the outstanding principal of Notes payable to it, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000; provided further, however, that each such assignment that is not to a then existing Lender hereunder, or to a Designated Bidder designated by a then existing Bank hereunder, (x) shall be subject to the consent of the Borrower, which consent shall not unreasonably be denied and which consent shall be deemed given unless the Borrower gives the assigning Lender and the Agent written notice of and a reasonable basis for its denial not later than five (5) Business Days following (i) telex, telecopy or cable notice given to the Borrower by the assigning Lender or the Agent of the name of the proposed transferee, the amount of Commitment to be assigned and such information as the Borrower may reasonably request for purposes of making an informed judgment, and, if the proposed transferee is organized under the laws of a jurisdiction outside the United States, (ii) transmission to the Borrower by telecopy of any one of the following documents, properly completed and executed by the proposed transferee: Internal Revenue Service Form 1001 (or any successor form), certifying that the proposed transferee is entitled to benefits under an income tax treaty which will exempt from United States Federal income tax the income receivable by the proposed transferee pursuant to this Agreement, or Internal Revenue Service Form 4224 (or any successor form), certifying that the income receivable by the proposed transferee pursuant to this Agreement will be effectively connected with the conduct of a trade or business in the United States, or Internal Revenue Service Form W-8 (or any successor form) certifying that it is a foreign person together with a tax certificate, substantially in the form of Attachment III to the Assignment and Acceptance, as appropriate. Any consent to assignment untimely or unreasonably denied by the Borrower shall be void and of no effect, and shall not preclude or bar any assignment otherwise permitted by this Section 7.10(a). Any assignment or purported assignment not in compliance with this Section shall be void and of no effect. Without regard to any of the other terms of this Agreement or of any other agreement, any Lender may (i) assign, as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal and/or interest on the Notes) under this Agreement to any Federal Reserve Bank of the United States without notice to or consent of the Borrower, the Agent or any other Person, and (ii) with notice to the Agent and the Borrower, assign all or part of its rights under this Agreement and the other Loan Documents to any of its affiliates. In case of any assignment pursuant to this Section 7.10(a), the assignee shall not be entitled to receive the portion (if any) of any amount otherwise payable under Section 2.07 or 2.09 hereof which exceeds the amount which would have been payable under Section 2.07 or 2.09 (as the case may be) to the assignor with respect to the rights and obligation so assigned. In the case of a transfer of any Note from the accounting records of the office of a Lender where such Note was originally recorded to the accounting records of any other office of such Lender, or a change in the location of the Lending Office from that designated as of the Closing Date, such Lender or the Agent, as the case may be, shall not be entitled to receive the portion (if any) of any amount otherwise payable under Section 2.07 or 2.09 hereof which exceeds the amount which would have been payable under
Section 2.07 or 2.09 (as the case may be) to such Lender or the Agent, as the case may be, if such transfer or change had not been made. In the case of a change in location, from the Closing Date, of the Lending Office, unless the Borrower shall consent to such change, the Borrower shall not be required to remit to the Agent pursuant to Section 2.07 or 2.09 hereof any amount that exceeds the amount which would have been payable under
Section 2.07 or 2.09 (as the case may be) if such change in location had not occurred. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, and delivery of the tax forms and other documents referred to in Section 2.09 hereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance and subject to the foregoing, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be party hereto).

        (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrower or its Subsidiaries or the performance or observance by any of the Borrower or its Subsidiaries of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to herein Sections 4.01(e) and 5.01(c), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
(v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

        (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto and has attached thereto the forms referred to in paragraph 3(vii) thereof,
(i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register (including the transfer of Notes to such Eligible Assignee by the assigning Lender) and (iii) give prompt notice and an execution counterpart thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or new Notes, as the case may be, of the same Series to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Series B
Note in substantially the form of Exhibit A-2 hereto, as the case may be, and if the assigning Lender has retained a Commitment hereunder, a new Series A Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Series A Note or Series A Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Series A Note or Series A Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 hereto.

        (d) In addition each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make B Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than two such designations with respect to any particular B Borrowing, (ii) each such Lender making one or more of such designations shall retain the right to make B Advances as a Lender pursuant to Section 2.03, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make B Advances as a Lender pursuant to Section 2.03 and the obligations related thereto.

        (e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrower or its Subsidiaries or the performance or observance by any of the Borrower or its Subsidiaries of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and 5.01(c) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Designation Agreement; (iv) such designee will, independently and without reliance upon the Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

        (f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five
(5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent a new Series B Note to the order of such Designated Bidder in substantially the form of Exhibit A-2 hereto.

        (g)  The Agent shall maintain at its address referred to in
Section 8.02 of this Agreement a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders other than Designated Bidders, the Commitment of, and principal amount of the Advances owing and each Note payable to, each Lender from time to time and a copy of each Assignment and Acceptance and Designation Agreement delivered to and accepted by it (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice and each shall be entitled to make copies thereof at its expense.

        (h) Each Lender and the Agent may grant participations to one or more banks or other entities in or to all or any part of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that, notwithstanding the grant of any such participation by any Lender, such participation, and the right to grant such a participation, shall be expressly subject to the following conditions and limitations: (i) such Lender's obligations under this Agreement (including without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note and Advances for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) such Lender shall continue to be able to agree to any modification or amendment of this Agreement or any waiver hereunder without the consent, approval or vote of any such participant or group of participants, other than modifications, amendments, and waivers which (a) postpone the Termination Date or any date fixed for any payment of, or reduce any payment of, principal of or interest on such Lender's Advances or any fees or other amounts payable under this Agreement, or
(b) increase the amount of such Lender's Commitment, or (c) change the interest rate payable under this Agreement, or (d) release all or substantially all of any collateral or guaranty, provided that if a Lender agrees to any modification or waiver relating to items (a) through (d), the Borrower, the Agent and each other Lender may conclusively assume that such Lender duly received any necessary consent of each of its participants and
(vi) except as contemplated by the immediately preceding clause (v), no participant shall be deemed to be or to have any of the rights or obligations of a "Lender" hereunder.

        (i) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 7.10, disclose to the assignee, Designated Bidder or participant, or proposed assignee, designated bidder or participant, any information relating to the Borrower or its Subsidiaries furnished to such Lender by or on behalf of the Borrower, provided that the Person receiving such information undertakes not to disclose it to a third party except pursuant to, and subject to the conditions provided in, this
Section 7.10.

        SECTION 7.11  Managing Agent; Co-Agent.  Each of the Managing
Agents and Co-Agents shall have no duties, responsibilities, rights or liabilities as Managing Agent or Co-Agent, as the case may be, under this Agreement or any of the other Loan Documents and, other than as a Lender, shall not be liable or answerable for anything whatsoever in connection with any of the Loan Documents or other instrument or agreement required hereunder or thereunder, including responsibility in respect of the execution, delivery, construction or enforcement of any of the Loan Documents or any such other instrument or agreement, or for any action taken or not taken by any Person with respect thereto. Each of the Managing Agents and Co-Agents has and shall have no duty or responsibility whatsoever on the date hereof or at any time hereafter, to provide any Bank with any credit or other information. Nothing herein shall (nor shall it be construed so as to) constitute any Managing Agent or Co-Agent a trustee for the Borrower or its Subsidiaries or impose on it any duties or obligations whatsoever under this Agreement, the other Loan Documents, or otherwise.


                                 ARTICLE VIII

                                 MISCELLANEOUS

        SECTION 8.01. Amendments. No amendment, supplement or modification to this Agreement shall be enforceable against the Borrower unless the same shall be in writing and signed by the Borrower. No amendment or waiver of any provision of this Agreement or any instrument delivered hereunder, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and, to the extent required by Section 7.04 hereof, the Majority Lenders or each Lender, as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 8.02. Notices. All notices, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telexed, telecopied or telegraphed or delivered, if to the Borrower at its address set forth below its signature herein written; and if to a Lender other than the Agent, at its address set forth below its signature herein written; or, as to each party, at such other address as shall be designated by such party in a notice to the other parties hereto. All such notices and communications shall, when mailed, telexed, telecopied, or telegraphed, be effective upon the earliest of (i) actual receipt, (ii) seven days from the date when deposited in the mails, or (iii) when (on a Business Day and during normal business hours at the addressee's address) transmitted by telecopy or telex or delivered to the telegraph company, respectively, except that notices and communications to the Agent or any Lender pursuant to Article II hereof shall not be effective until received by the Agent or such Lender.

        SECTION 8.03. No Waiver; Remedies. Regardless of any fact known or investigation undertaken by the Agent or any Lender, no failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 8.04. Costs, Expenses, Fees and Indemnities. (a) The Borrower agrees to pay on demand (i) in connection with the preparation, execution, and delivery of this Agreement and the instruments and other documents to be delivered hereunder, (y) the reasonable fees and out-of-pocket expenses of Messrs. Haight, Gardner, Poor & Havens, as special counsel for the Agent (and any local counsel retained by such firm) with respect to the closing of the Transaction and (z) all other costs and expenses of the Lenders and the Agent (other than any other legal fees and related expenses incurred by them) and (ii) after the Closing Date, all costs and expenses in connection with the administration of this Agreement and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of any counsel for the Agent or the Lenders in connection with advice given the Agent or the Lenders, from time to time, as to their rights and responsibilities under this Agreement and such instruments and documents. The Borrower shall not be liable to any Lender in respect of any costs or expenses incurred in connection with any assignment or grant of participation under Section 7.10 hereof. The Borrower further agrees to pay on demand all losses, costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the instruments and other documents delivered hereunder, including, without limitation, losses, costs and expenses sustained as a result of a Default by the Borrower in the performance of its obligations contained in this Agreement or any instrument or document delivered hereunder.

        (b) If, for any reason, including maturity or demand of the Loan under Article VI, or prepayment of the Loan, in whole or in part, the Agent or any of the Lenders receives payment of principal of or interest an Advance on any day other than the last day of the Interest Period for such Advance permitted under this Loan Agreement the Borrower shall pay to the Agent on behalf of the Lenders on demand any amounts required to compensate the Lenders for any breakage costs (including cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds in respect of such payment) and any additional losses, costs or expenses which any Lender may incur as a result of such payment, provided that the Lender shall have delivered to the Agent and the Borrower, as the case may be, a certificate as to the amount of such breakage costs, additional losses, costs or expenses, which certificate shall be binding, absent manifest error, except that the failure of the Lender to provide such certificate shall in no way relieve the Borrower of its obligations under this
Section 8.04(b).

        (c) The Borrower agrees to indemnify and hold harmless each of the Lenders and the Agent, and its and their respective Affiliates, directors, officers, employees, agents, representatives, counsel and advisors (each an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel and the costs of investigation and defense thereof) which may be incurred by or asserted or awarded against any Indemnified Party, in each case based upon, arising out of or in connection with or by reason of, the Transaction, including, without limitation, any act or failure to act by the Agent where such act or failure to act was taken pursuant to the Borrower's request or any transaction contemplated by this Agreement or any Loan Document, whether or not any Advance hereunder is made, except to the extent that such claim, damage, loss, liability or expense results from the gross negligence or willful misconduct of such Indemnified Party. The indemnities of this Agreement shall survive the termination of this Agreement and the other Loan Documents.

        SECTION 8.05.  [Reserved.]

        SECTION 8.06. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any instrument delivered hereunder in United States Dollars into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent or the Lender, as the case may be, could purchase United States Dollars with such other currency on the Business Day preceding that on which final judgment is given.

        (b) The obligation of the Borrower in respect of any sum due from it to the Agent or any Lender hereunder or under such instrument shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender of any sum adjudged to be so due in such other currency the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase United States Dollars with such other currency; if the United States Dollars so purchased are less than the sum originally due to the Agent or such Lender, as the case may be, in United States Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss, and if the United States Dollars so purchased exceed the sum originally due to the Agent or such Lender in United States Dollars, the Agent or such Lender shall remit such excess to the Borrower.

        SECTION 8.07. Consent to Jurisdiction; Waiver of Immunities. (a) The Borrower hereby irrevocably submits to the jurisdiction of any New York State court sitting in New York County and to the jurisdiction of the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement or the Notes, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby irrevocably appoints C T Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York 10019, United States, as its agent to receive on behalf of itself and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent's above address (or the address of any successor thereto, as the case may be), and the Borrower hereby irrevocably authorizes and directs the Process Agent (and any successor thereto) to accept such service on its behalf. The Borrower shall appoint a successor agent for service of process should the agency of C T Corporation System terminate for any reason, and further shall at all times maintain an agent for service of process in New York, New York, so long as there shall be outstanding any Obligations under the Loan Documents. The Borrower shall give notice to the Agent of any appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Agent. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 8.02 hereof. Without waiver of its rights of appeal permitted by relevant law, the Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (b) Nothing in this Section 8.07 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law, or affect the right of the Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdiction.

        (c) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes.

        SECTION 8.08.  Binding Effect; Merger; Severability; GOVERNING
LAW. (a) This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter this Agreement shall be binding upon, and shall inure to the benefit of the Borrower, the Agent and each Lender, and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein. Each Lender may, to the extent permitted under this Agreement, assign to any other financial institution all or any part of, or any interest in, the Lender's rights and benefits hereunder and under any instrument delivered hereunder, and to the extent of such assignment such assignee shall have the same rights and benefits against the Borrower as it would have had if it were the Lender hereunder.

        (b) The Loan Documents, together with all attachments and exhibits to each of them and all other documents referenced herein and therein, and delivered hereunder and thereunder and pursuant hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous written and oral understandings and agreements related thereto among the parties.

        (c) If any word, phrase, sentence, paragraph, provision or section of the Loan Documents shall be held, declared, pronounced or rendered invalid, void, unenforceable or inoperative for any reason by any court of competent jurisdiction, governmental authority, statute, or otherwise, such holding, declaration, pronouncement or rendering shall not adversely affect any other word, phrase, sentence, paragraph, provision or section of the Loan Documents, which shall otherwise remain in full force and effect and be enforced in accordance with their respective terms.

        (d) This Agreement has been delivered in New York, New York. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

        SECTION 8.09. Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient and by each party hereto on separate counterparts, each of which, when so executed, shall be deemed as original, but all such counterparts shall constitute but one and the same agreement.

        SECTION 8.10.  WAIVER OF JURY TRIAL.  BY ITS SIGNATURE BELOW
WRITTEN EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN DOCUMENTS HEREIN DESCRIBED OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]








        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CITIBANK, N.A., as Agent              CARNIVAL CORPORATION


By:______________________________          By:___________________________
   Title:                             Title:
   Address:  399 Park Avenue               Address:  3655 N.W. 87th Avenue
        Shipping Department                     Miami, Florida  33178-2428
        8th Floor                               Attention:  Chairman and
        New York, NY 10043                      Chief Executive Officer

        Telephone:  (212) 559-5604              Telephone: (305) 599-2600
        Telex:            425 727               Telex:              519206
        Answerback: NY                               Answerback:  CARNOP
        Telecopy:     (212) 793-3588            Telecopy:   (305) 471-4700





Percentage
 Interest    Commitment               CITIBANK, N.A.

8.50%   Eighty-Five Million
        Dollars

        ($85,000,000)

                            By: _________________________________
                            Title:
                            Address:  399 Park Avenue
                                      Shipping Dept.
                                      8th Floor
                                      NY, NY 10043

                            Telephone:     (212) 559-5604
                            Telex:    425 727
                            Answerback:    NY AAB
                            Telecopy:      (212) 793-3588

Percentage
 Interest    Commitment               BANCA DI ROMA-HOUSTON AGENCY

1.50%   Fifteen Million
        Dollars

        ($15,000,000)

                            By: _________________________________
                            Title:  Chief Manager


                            By: _________________________________
                            Title:
                            Address:  1100 Louisiana
                                      Suite 4410
                                      Houston, Texas 77002

                            Telephone:     (713) 658-0088
                            Telex:         168751
                            Answerback:    BROMA HOU
                            Telecopy: (713) 658-8740

Percentage
 Interest    Commitment               BANK OF HAWAII

1.50%   Fifteen Million
        Dollars

        ($15,000,000)


                            By: _________________________________
                            Title:
                            Address:  130 Merchant Street
                                      Honolulu, Hawaii 96813

                            Telephone:     (808) 537-8689
                            Telecopy: (808) 537-8301
Percentage
 Interest    Commitment               BARNETT BANK, N.A.
                            (formerly BARNETT BANK OF SOUTH
                            FLORIDA, N.A.)

6.00%   Sixty Million
        Dollars

        ($60,000,000)

                            By: _________________________________
                            Title:
                            Address:  701 Brickell Avenue
                                      Miami, FL 33131

                            Telephone:     (305) 789-3054
                            Telex:         160047
                            Answerback:    Barnett Banks
                            Telecopy: (305) 350-7005

Percentage
 Interest    Commitment               CIBC, INC.

7.00%   Seventy Million
        Dollars

        ($70,000,000)

                            By: _________________________________
                            Title:
                            Address:  Two Paces West
                                      Suite 1200
                                      2727 Paces Ferry Road
                                      Atlanta, GA  30239

                            Telephone:     (404) 319-4908
                            Telex:         54-2413
                            Answerback:    CANBANK ATL
                            Telecopy: (404) 319-4954

Percentage
 Interest    Commitment               CREDIT LYONNAIS,
                            ATLANTA AGENCY
2.00%   Twenty Million
        Dollars

        ($20,000,000)

                            By: _________________________________
                            Title:
                            Address:  303 Peachtree Street, N.E.
                                      Suite 4400
                                      Atlanta, Georgia 30308

                            Telephone:     (404) 524-3700
                            Telex:         671826
                            Answerback:    CREDATL
                            Telecopy: (404) 584-5249

Percentage
 Interest    Commitment               FIRST UNION NATIONAL BANK
                              OF FLORIDA
7.00%   Seventy Million
        Dollars

        ($70,000,000)


                            By: _________________________________
                            Title:
                            Address:  200 S. Biscayne Blvd.
                                      Miami, FL  33131

                            Telephone:     (305) 789-5073
                            Telex:         568452
                            Answerback:    FST UNION JAX
                            Telecopy: (305) 789-5060

Percentage
 Interest    Commitment               LANDESBANK SCHLESWIG-HOLSTEIN
                             GIROZENTRALE
1.50%   Fifteen Million
        Dollars

        ($15,000,000)


                            By: _________________________________
                            Title:
                            Address:  Abteilung Schiffahrt
                                      Martensdamm 6
                                      D-24103 Kiel
                                      Germany

                            Telephone:     49 431 900 1774
                            Telecopy: 49 431 900 1130
Percentage
 Interest    Commitment    MORGAN GUARANTY TRUST COMPANY OF NEW YORK
  2.00%   Twenty Million
             Dollars

          ($20,000,000)


                            By: _________________________________
                            Title:
                            Address:  60 Wall Street
                                      New York, NY 10260-0060

                            Telephone:     (212) 648-3319
                            Telex:         177615
                            Answerback:    MGT UT
                            Telecopy: (212) 648-5336
Percentage
 Interest    Commitment               NATIONAL WESTMINSTER BANK PLC

 1.50%   Fifteen Million
            Dollars

        ($15,000,000)

                            By: _________________________________
                            Title:
                            Address:  175 Water Street
                                      New York, New York 10038

                            Telephone:     (212) 602-5541
                            Telecopy: (212) 602-4500
Percentage
 Interest    Commitment               NATIONSBANK, N.A. (SOUTH)
                            (formerly NATIONSBANK OF FLORIDA, N.A.)

 6.00%   Sixty Million
           Dollars

        ($60,000,000)

                            By: _________________________________
                            Title:
                            Address:  100 S.E. 2nd St.
                                      14th Fl.
                                      Miami, FL 33131

                            Telephone:     (305) 533-2428
                            Telecopy: (305) 533-2437
Percentage
 Interest    Commitment               THE NORTHERN TRUST COMPANY

 1.50%   Fifteen Million
            Dollars

        ($15,000,000)


                            By: _________________________________
                            Title:
                            Address:  50 South LaSalle Street
                                      9th Floor
                                      Chicago, IL 60675

                            Telephone:     (312) 444-7260
                            Telecopy: (312) 444-3508
Percentage
 Interest    Commitment               ROYAL BANK OF CANADA

 7.00%   Seventy Million
           Dollars

        ($70,000,000)
                            By: _________________________________
                            Title:
                            Address:  Grand Cayman
                                        (North America No. 1) Branch
                                      c/o New York Branch
                                      Financial Square, 23rd Floor
                                      New York, New York 10005-3531
                                      Attn.: Manager, Credit Administration
                            Telephone:     (212) 428-6311
                            Telecopy: (212) 428-2372

                            with a copy to:

                                      Royal Bank of Canada
                                      Financial Square, 24th Floor
                                      New York, New York 10005-3531
                                      Attn.: Transportation Services Group
                            Telephone:     (212) 428-6445
                            Telecopy: (212) 428-6459

Percentage
 Interest    Commitment               THE SAKURA BANK, LIMITED,
                             ATLANTA AGENCY

 6.00%   Sixty Million
           Dollars

        ($60,000,000)


                            By: _________________________________
                            Title:
                            Address:  245 Peachtree Center Avenue, N.E.
                                      Suite 2703
                                      Atlanta, GA 30303

                            Telephone:     (404) 521-3111
                            Telecopy: (404) 521-1133
Percentage
 Interest    Commitment               SUNTRUST BANK, MIAMI
                             NATIONAL ASSOCIATION

 5.00%   Fifty Million
           Dollars

        ($50,000,000)

                            By: _________________________________
                            Title:
                            Address:  777 Brickell Avenue
                                      Miami, FL  33131

                            Telephone:     (305) 579-7380
                            Telecopy: (305) 579-7133
Percentage
 Interest         Commitment          THE BANK OF NOVA SCOTIA

 1.50%        Fifteen Million
                 Dollars

             ($15,000,000)

                            By: _________________________________
                            Title:
                            Address:  600 Peachtree Street, N.E.
                                      Suite 2700
                                      Atlanta, GA 30308

                            Telephone:     (404) 877-1505
                            Telecopy: (404) 888-8998
Percentage
 Interest    Commitment               THE BANK OF TOKYO-MITSUBISHI, LTD.-
                                       ATLANTA AGENCY
                                 (formerly THE MITSUBISHI BANK, LIMITED-
                                       NEW YORK BRANCH)
 6.00%   Sixty Million
           Dollars

        ($60,000,000)


                            By: _________________________________
                            Title:
                            Address:  133 Peachtree Street
                                      Suite 4970
                                      Atlanta, Georgia 30303
                            Telephone:     (404) 222-4207
                            Telecopy: (404) 577-1155



Percentage
 Interest    Commitment               THE DAI-ICHI KANGYO BANK, LIMITED
                            ATLANTA AGENCY

 6.00%   Sixty Million
           Dollars

        ($60,000,000)


                            By: _________________________________
                            Title:         Joint General Manager
                            Address:  Marquis Two Tower, Suite 2400
                                      285 Peachtree Center Ave., N.E.
                                      Atlanta, Georgia  30303

                            Telephone:     (404) 581-0200
                            Telex:         (404) 581-9657


Percentage
 Interest    Commitment               THE FUJI BANK, LIMITED,
                              NEW YORK BRANCH
 7.00%   Seventy Million
           Dollars

        ($70,000,000)


                            By: _________________________________
                            Title:         Vice Pres. & Mgr.
                            Address:  Two World Trade Center
                                      79th Floor
                                      New York, NY 10048

                            Telephone:     (212) 898-2054
                            Telecopy: (212) 912-0516
Percentage
 Interest    Commitment               THE INDUSTRIAL BANK OF JAPAN,
                              LIMITED, ATLANTA AGENCY
 2.50%   Twenty-Five Million
             Dollars

          ($25,000,000)


                            By: _________________________________
                            Title:
                            Address:  One Ninety One Peachtree Tower
                                      191 Peachtree Street, N.E.
                                      Suite 3600
                                      Atlanta, GA  30303-1757

                            Telephone:     (404) 524-8770
                            Telecopy: (404) 524-8509
Percentage
 Interest    Commitment               THE SANWA BANK LIMITED,
                              ATLANTA AGENCY

 3.50%   Thirty-Five Million
             Dollars

           ($35,000,000)

                            By: _________________________________
                            Title:
                            Address:  Georgia Pacific Center
                                      133 Peachtree Street
                                      Suite 4950
                                      Atlanta, Georgia  30303

                            Telephone:     (404) 586-6888
                            Telecopy: (404) 589-1629
Percentage
 Interest    Commitment               THE SUMITOMO BANK, LIMITED

 6.00%   Sixty Million
           Dollars

        ($60,000,000)

                            By: _________________________________
                            Title:
                            Address:  Georgia Pacific Center
                                      133 Peachtree Street, Suite 3210
                                      Atlanta, Georgia  30303

                            Telephone:     (404) 526-8514
                            Telecopy: (404) 521-1187
Percentage
 Interest    Commitment               THE YASUDA TRUST AND BANKING
                              COMPANY, LIMITED

 1.50%   Fifteen Million
           Dollars

         ($15,000,000)

                            By: _________________________________
                            Title:
                            Address:  666 Fifth Avenue
                                      New York, NY 10103

                            Telephone:     (212) 373-5709
                            Telecopy: (212) 373-5797
Percentage
 Interest    Commitment               UNITED STATES NATIONAL BANK
                              OF OREGON

 2.00%   Twenty Million
           Dollars

        ($20,000,000)

                            By: _________________________________
                            Title:
                            Address:  555 SW Oak Street
                                      Suite 400
                                      Portland, OR 97204

                            Telephone:     (503) 275-4497
                            Telecopy: (503) 275-4267